As filed with the Securities and Exchange Commission on ________.	Registration No._______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED HELIUM, INCORPORATED
(Name of small business issuer in its charter)

COLORADO	2813	46-2906756
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

7109 East 2nd St., Suite G, Scottsdale, AZ 85251
(480)-949-2755
(Address and telephone number of principal executive offices and place of business)

Peter G. Trimarco
10267 Celestine Place, Parker, Colorado 80134
(303)-910-1884
(Name, address and telephone number of agent for service)

Copies of communication to:
Aaron D. McGeary
The McGeary Law Firm, P.C.
1600 Airport Fwy., Suite 300 Bedford, Texas 76022
Telephone (817)-282-5885 Fax (817)-282-5886

Approximate date of proposed sale to the public: The proposed date of sale will be as soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum offering Price per share	Proposed Maximum Aggregate offering Price	Amount of Registration Fee
Common Stock	11,896,151	$5.00	$59,480,755	$7,661.12
Total	11,896,151	$5.00	$59,480,755	$7,661.12

(1)  Registration Fee (to be paid).
(2)  The offering price was arbitrarily determined by United Helium, Incorporated
(3)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED ________, 2013

UNITED HELIUM, INCORPORATED
11,896,151 Shares of Common Stock

Our existing shareholders are offering for sale 11,896,151shares of common stock. There are no underwriters.

By means of this prospectus a number of our shareholders are offering to sell up to 11,896,151 shares of our common stock at a price of $5.00 per share. If and when our stock becomes quoted on the OTC Bulletin Board (“OTCBB”) or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, or at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

As of the date of this prospectus there was no public market for our common stock. We expect to apply for the inclusion of our common stock in the OTCBB; such efforts, however, may not be successful and a public market may never materialize.

The Company is not a shell company as defined in Rule 405 under the Securities Act (17 CFR 230.405) and Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

There are no underwriters, discounts or commissions. All proceeds will be distributed to the existing selling shareholders. This prospectus will not be used before the effective date of the registration statement. Information in this prospectus will be amended or completed as needed. This registration statement has been filed with the securities exchange commission. These securities will not be sold until the registration statement becomes effective.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE UNDERSTAND “RISK FACTORS” STARTING ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The information in this Prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ninety (90) Days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this Prospectus. You should read the entire Prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision. Unless the context indicates or suggests otherwise, the terms “Company”, “we,” “our” and “us” means United Helium, Incorporated.

Principal Offices

Our principal executive offices are located at 7109 East 2nd Street, Suite G, Scottsdale, Arizona 85251. Our telephone number is 480-949-2755.

Our Business

United Helium, Incorporated (“UHEI”, “United Helium”, or the "Company") was incorporated according to the laws of the State of Colorado on April 9, 1998. On June 6, 2013 the company changed its name to United Helium Incorporated from Cayenne Entertainment, Inc. On March 28, 2001, Cayenne Entertainment, Inc., organized in the State of Nevada on November 13, 2000, merged with Boeing Run, Inc., formerly a public company, organized in the State of Colorado with the Colorado entity being the legal survivor.

The Company is engaged in the business of addressing the supply of helium to industry, government, medical and the research communities. The Company’s helium and other reservoir gases, are contained in its “working interests” oil and gas lease holdings. Recoverable helium reserves contained in geologic structures, will be identified by drilling and third party engineering analysis. The field will be developed through production well drilling and completion, and infrastructure gathering system construction.  United Helium will utilize its unique mobile processing equipment to separate and refine helium at the wellhead or from a field gathering system, and transport to its customers. Owners of oil and gas mineral rights have collectively contributed their reserves by assigning “working interests” to the Company which could not previously be economically produced and/or transported to commercial helium processing plants. This combined effort and unique approach will enable United Helium to unlock the potential that many in the industry have known existed, but previously were unable to successfully develop. The Company’s technology and business methods will assure a future supply of this rare and important resource. Although not the primary focus of the Company, to the extent that hydrocarbons, including oil, are discovered on the leasehold properties, the Company intends to take advantage of those opportunities should they arise.

We are committed to responsible stewardship in our operations, both above ground as well as below.  In furtherance of this commitment, the Company intends, where practical to utilize indigenous sources, including natural gas and solar energy to reduce the energy costs of operations. The development and processing of helium makes us part of the community in many rural western locations. Being part of the community and making a difference is a priority for us, and a commitment we readily accept.

The helium reserves controlled, or which may be acquired, by United Helium are in mineral leases issued by state, the Bureau of Land Management, or private land owners. Mineral rights leases (oil & gas) are obtained from the owner(s) who are compensated with a royalty interest and typically a per acre fee for the rights to extract oil and/or gases. Drilling permit applications are submitted to the governmental authority having jurisdiction over the leasehold and accepted applications will be issued a drilling permit. United Helium will operate each well during the drilling, completion and production phases.

With respect to Mineral Rights Leases on federal lands, helium by statute, is reserved to the federal government which may enter into agreements with private parties, such as United Helium, for the recovery and disposal of helium on federal lands. United Helium will apply for the right to extract and sell the helium.

United Helium will implement a compact mobile cryogenic plant, which produces commercial grade quality helium at the helium field. This mobile cryogenic plant eliminates the expensive two step processing to commercial grade helium, which requires gas transport to one of the few domestic cryogenic helium plants. Most cryogenic plants are generally large scale and are supplied with gas transported by pipeline from large natural gas fields or obtained from the Federal Helium Reserve.

United Helium holds an 80% working interest (64.60% Net Revenue Interest “NRI” ) in the Holbrook North leases which encompasses 6,489 acres of State of Arizona leases and includes acreage that has contained some of the richest helium fields discovered in the world. (Rauzi, S.L. and Fellows L.D.; “Arizona Has Helium”, Arizona Geology, 2003, Vol. 33. No.4, Published by the Arizona, Geological Survey). United Helium holds an 87.5% working interest (70% Net Revenue Interest “NRI”) in the Holbrook Central private land leases which encompasses 26,646 acres. United helium holds an 87.5% working interest (76.6% Net Revenue Interest “NRI”) in the Holbrook Central State of Arizona leases which encompasses 2,607 acres.

We are a developmental stage Company with minimal revenues and a limited operating history. As of the date of this prospectus, we have had minimal revenues, have not begun operations and have $ 18,036.62 in cash as of October 31, 2013. As of the date of this prospectus, the Company’s offering expenses of approximately $23,325 have been paid.

Our Company has no employees at the present time. All business functions are managed by our officers and directors.

Any investment in the shares offered herein involves a high degree of risk. The principal risks and limitations that we face are those related to our business, our industry, our financial condition, and this offering. All of these risks are discussed in detail under the section "Risk Factors", which should be carefully read.  You should only purchase shares if you can afford a loss of your investment.   Our independent registered public accountant has issued an audit opinion for United Helium, Inc., which includes a statement expressing substantial doubt as to our ability to continue as a going concern.  This means that we do not have adequate financial resources at this time to repay our debt and credit obligations, and without additional funding, we may not be able to remain in business.

There is no current public market for our securities. As our stock is not publicly traded, investors should be aware they probably will be unable to sell their shares and their investment in our securities is not liquid.

Penny Stock Rules

Our common stock will be considered a “penny stock”, and subject to the requirements of Rule 15g-9, promulgated under the Securities Exchange Act of 1934, as amended.  “Penny stock” is generally defined as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.

The required penny stock disclosures include the required delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market. In addition, various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

The Offering

Common stock offered by selling security holders	11,896,151 shares of common stock. This number represents 10.3375(%) percent of our current outstanding common stock (1).
Common stock outstanding before the offering	115,078,000 common shares as of October 31, 2013.
Common stock outstanding after the offering	115,078,000 shares.
No Public Market
There is no public market for our common stock.  We cannot give any assurance that the shares being offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed.  The absence of a public market for our stock will make it difficult to sell your shares. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

We intend to apply to the OTCBB, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting company.

Terms of the Offering	The selling security holders will offer the shares at $5.00 per share until a trading market for the shares develops, at which time the shares will be sold at market price.
Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus.
Need for Additional Financing:	We believe that we may need to raise additional capital in the future.
Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risk factors set forth under “Risk Factors” on page 6 and the other information contained in this prospectus before making an investment decision regarding our common stock

(1)      Based on 115,078,000 shares of common stock outstanding as of October 31, 2013.

SUMMARY FINANCIAL INFORMATION

The following is a summary of our financial information and is qualified in its entirety by our unaudited financial statements as of October 31, 2013.
Balance Sheet Data
	October 31,	April 30,
	2013	2013
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$18,037	$-
Total Current Assets	18,037	-
Oil, gas and helium properties	6,000	-
Total Assets	$24,037	$-

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accrued Liabilities	$-	$-
Operational Loans	4,350	-
Total Liabilities	4,350	-

Stockholders' Equity
Preferred Stock, authorized
5,000,000 shares, no par value,
issued and outstanding on
July 31, 2013 and April 30, 2013
is zero shares respectively	-	-

Common Stock, authorized
50,000,000 shares, no par value,
issued and outstanding on
October 31, 2013 and April 30, 2013 is
115,078,000 and 11,576,500 shares
respectively	1,588,293	1,542,793

Additional Paid in Capital	2,058	2,058
Deficit Accumulated During the
Development Stage	(1,570,664)	(1,544,851)
Total Stockholders' Equity	19,687	-
Total Liabilities and Stockholders' Equity	$24,037	$-

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may contain forward-looking statements. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs and other information that is not historical information. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “seek” or the negative of these terms or other comparable terminology or by discussions of strategy.

All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain. We may not realize our expectations and our beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the Securities and Exchange Commission, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise. Consequently, forward-looking statements should be regarded solely as our current plans, estimates and beliefs. Potential investors should not place undue reliance on our forward-looking statements. Before investing in our common stock, investors should be aware that the occurrence of any of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, financial condition, cash flows, customer relationships and value of our proprietary products. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RISK FACTORS

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. Following are what we believe are all the material risks involved if you decide to purchase shares in this offering.

The risks described below are the ones we believe are most important for you to consider. These risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the price of our common stock could decline.

Risks Relating To Our Business

WE ARE A DEVELOPMENT STAGE COMPANY WITH LIMITED OPERATING HISTORY, AND AN INVESTMENT IN US IS CONSIDERED A HIGH RISK INVESTMENT WHEREBY YOU COULD LOSE YOUR ENTIRE INVESTMENT.

The Company is a developmental stage company with limited operating history. The Company is currently operating at a loss, and there is no assurance that the business development plans and strategies of the Company will ever be successful, or that the Company will ever be able to operate profitably. If we cannot operate profitably, you could lose your entire investment. We may not generate revenues in the next twelve months sufficient to support our operations and therefore may rely solely on the cash we raise from investments.

WE HAVE RECEIVED A GOING CONCERN OPINION FROM OUR AUDITORS AND WE ARE CURRENTLY OPERATING AT A LOSS, WHICH RAISES SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

We have received a “Going Concern” opinion from our auditors. As reflected in the accompanying financial statements, the Company is in the development stage having just begun operations and with no revenue earned since inception. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.

WE NEED ADDITIONAL CAPITAL TO DEVELOP OUR BUSINESS.  IF WE FAIL TO OBTAIN ADDITIONAL CAPITAL WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

The Company has limited cash on hand.  Its business plan calls for ongoing expenses in connection with meeting funding obligations for the development and execution of planned projects. The Company will require additional funding in order to finance the full development of its business plan. If the Company is unable to raise the funds necessary, the Issuer may have to delay the implementation of its business plan. The Company does not have any alternate arrangements for financing and can provide no assurance that it will be able to obtain the required financing when needed.

IT IS LIKELY THAT WE WILL NEED TO SEEK ADDITIONAL FINANCING THROUGH SUBSEQUENT FUTURE PRIVATE OFFERING OF OUR SECURITIES.

Because the Company does not currently have any financing arrangements, and may not be able to secure favorable terms for future financing, the Company may need to raise capital through the sale of its common stock. The sale of additional equity securities will result in dilution to our stockholders.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, WE FACE A HIGH RISK OF BUSINESS FAILURE.

The Company has a limited operating history upon which to base an evaluation of its business and prospects. The Company’s business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in competitive and unpredictable industries like the oil and gas industry which encompasses the exploration, development, and production, of oil and gas, including commercial and industrial gases such as helium. As a result of the Company’s limited operating history, it is difficult to accurately forecast net profits and management has limited historical financial data upon which to base planned operating expenses.

WE DEPEND ON KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY AND THEY MAY BE DIFFICULT TO REPLACE.

The Company’s performance substantially depends on the efforts and abilities of its management team and key employees. Furthermore, much of the Company’s success is based on the expertise, experience and know-how of its key personnel regarding the oil and gas industry, and helium processing and refining. The loss of key employees could have a negative effect on the Issuer’s business, revenues, results of operations and financial condition.

THE SUCCESS OF UNITED HELIUM’S BUSINESS PLAN DEPENDS ON A NUMBER OF FACTORS OVER WHICH THE COMPANY HAS LITTLE OR NO CONTROL.

The Company’s business plan requires permits, approvals, and agreements from various state, federal and in some cases, Native American governmental agencies. For instance, the company must obtain an agreement from the Secretary of Interior Bureau of Land Management to recover and dispose of (sell) helium on those mineral rights leaseholds located on federal lands. While we anticipate that they will be obtained in due course, we may experience delays or encounter objections from these agencies or third parties. In addition, there is no assurance that economically recoverable reserves of helium will be discovered as a part of the Company’s drilling operations.

Risks Relating To Our Industry

WE FACE STRONG COMPETITION FROM OTHER ENTITIES.

The Company faces strong competition from several large global competitors. Introduction by competitors of new technologies, competing products, or new sources of helium could weaken demand for or impact pricing of the Company’s products, negatively impacting financial results. In addition, competitors’ pricing policies could materially affect the Company’s profitability.

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT AND SUCH COMPETITION COULD NEGATIVELY IMPACT US.

The U.S. industrial gas industry is a highly competitive environment. Competition is generally based on price, reliable product delivery, product availability, technical support, quality and service. If the Issuer is unable to compete effectively, it may suffer lower revenue and/or a loss of market share, which could result in lower profits and adversely affect its financial condition and cash flows.

WE FACE RISKS RELATED TO GENERAL ECONOMIC CONDITIONS, WHICH MAY IMPACT THE DEMAND FOR AND SUPPLY OF PRODUCTS AND RESULTS OF OPERATIONS.

Demand for the Company’s products depends in part on the general economic conditions affecting the United States and, to a lesser extent, the rest of the world. Broad decline in general economic conditions could result in customers postponing capital projects and could negatively impact the demand for products and services. Falling demand could lead to lower sales volumes, lower pricing, and/or lower profit margins. A protracted period of lower product demand and profitability could result in diminished values for both tangible and intangible assets, increasing the possibility of future impairment charges. If economic conditions deteriorate, operating profit, financial condition and cash flows could be adversely affected.

INCREASES IN PRODUCT AND ENERGY COSTS COULD REDUCE PROFITABILITY.

The production of gases and refining of helium requires significant amounts of electric energy. Therefore, industrial gas prices have historically increased as the cost of electric power increases. Price increases for oil and natural gas have historically resulted in electric power surcharges. In addition, a significant portion of our distribution expenses consists of diesel fuel costs. Energy prices can be volatile and may rise in the future. Such volatility could negatively impact operations, financial results or liquidity.

Risks Related To This Offering

NO MARKET CURRENTLY EXISTS FOR OUR SECURITIES AND WE CANNOT ASSURE YOU THAT SUCH A MARKET WILL EVER DEVELOP, OR IF DEVELOPED, WILL BE SUSTAINED.

Our common stock is not currently eligible for trading on any stock exchange and there can be no assurance that our common stock will be listed on any stock exchange in the future. We intend to apply for to be quoted on the OTC Bulletin Board trading system, but there can be no assurance we will obtain such a listing. In order to apply for a quotation, our security must be sponsored by a market maker application on Form 211 and demonstrate compliance with Rule 15c2-11. At this time, the Company has not formally engaged a market maker to make such an application. Although there are no formal requirements to be eligible for quotation on the OTC Bulletin Board trading system, the Company will need to be a mandatory filer pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The Company does not currently meet this requirement, but the Company intends to apply to be a mandatory filer once its registration on Form S-1 is deemed effective by the SEC.

The bulletin board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the bulletin board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including: the lack of readily available price quotations; the absence of consistent administrative supervision of "bid" and "ask" quotations; lower trading volume; and general market conditions. If no market for our shares materializes, you may not be able to sell your shares or may have to sell your shares at a significantly lower price.

In the event we become a listed Company, there are no assurances that our shares will be liquid. As a Company, we may be an unattractive investment for the general investors because our business is limited primarily to the Oil and Gas Industry, and Specialty Gas sector, even though we believe there are a limited number of commercial global sources of helium. In light of limited knowledge in our business, investors may find that we are not an attractive public company worthy of investing. We may be required to offer discounted premiums for our shares to investors if perceive our shares as being illiquid.

The typical factors affecting stock liquidity normally are: adequate capitalization, investor perception and interest, revenues, earning, firm size, compression of ownership structure, level of information asymmetry, utilization rate of margin trading, and investor’s stock demand. The level of capitalization can impact the company’s operations and may have an effect on stock price.  The level of investor interest may determine extent of Company’s capitalization and respective stock price. Further, revenues and earnings have a direct correlation on the value of the company and therefore impact stock price accordingly. In some cases, the size of the Company affects liquidity, and in our case the small size may cause less liquidity. Some other factors that can affect liquidity are as follows:  (1) the more scattered ownership structure is, the higher the liquidity may be; (2) the higher margin trading utilization is, the higher the stock liquidity may be; (3) the liquidity of an individual stock is positively related to the liquidity of the entire market; and (4) the more investor's perceptions are absorbed, the higher the stock liquidity.

IF OUR SHARES OF COMMON STOCK ARE ACTIVELY TRADED ON A PUBLIC MARKET, THEY WILL IN ALL LIKELIHOOD BE PENNY STOCKS AND SHALL BE DIFFICULT TO TRANSACT DUE TO VOLUME LIMITATIONS AND EXEMPTION RESTRICTIONS.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price per share of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

WE WILL INCUR ONGOING COSTS AND EXPENSES FOR SEC REPORTING AND COMPLIANCE WITHOUT REVENUE WE MAY NOT BE ABLE TO REMAIN IN COMPLIANCE, MAKING IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES, IF AT ALL.

Once our S-1 Registration Statement becomes effective, we plan to engage a market maker immediately following the close of the offering and apply to have the shares quoted on the OTC Electronic Bulletin Board. To be eligible for quotation, issuers must remain current in their filings with the SEC. In order for us to remain in compliance with our on-going reporting requirements, we will require additional capital and/or future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to further capitalize the company or generate sufficient revenues to remain in compliance, it may be difficult for you to resell any shares you may purchase, if at all. There will be ongoing costs and expenses for SEC reporting, including the general booking and accounting costs for the preparation of the financial quarterlies (10Qs) and annual filings (10Ks), and auditor’s fees. Further, there will be processing costs in preparing and converting documents and disclosures through the EDGAR filing system, including certain cost for the new language XBRL that will be required as part of the EDGAR filing.  As such, there will be cost relating to the filing of all and any reporting of material changes in the company through the 8-K’s, S-8 registrations, disclosure Forms 3, 4 and 5, and any other SEC filing requirement in the corporate governance of a reporting issuer to the SEC.  We estimate that these costs could result up to $75,000 per year initial ongoing costs that would need to be included in the financing of the company.

INVESTING IN OUR COMPANY IS HIGHLY SPECULATIVE AND COULD RESULT IN THE ENTIRE LOSS OF YOUR INVESTMENT.

Purchasing the offered shares is highly speculative and involves significant risk. The offered shares should not be purchased by any person who cannot afford to lose their entire investment. Our business objectives are also speculative, and it is possible that we would be unable to accomplish them. Our shareholders may be unable to realize any return on their purchase of the offered shares and may lose their entire investment. For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business and/or investment advisor.

WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK OR DERIVATIVE SECURITIES THAT WILL DILUTE THE PERCENTAGE OWNERSHIP INTEREST OF OUR EXISTING SHAREHOLDERS AND MAY DILUTE THE BOOK VALUE PER SHARE OF OUR COMMON STOCK AND ADVERSELY AFFECT THE TERMS ON WHICH THE COMPANY MAY OBTAIN ADDITIONAL CAPITAL.

Our authorized capital consists of 250,000,000 shares of common stock no par value and 5,000,000 shares of preferred stock, no par value. The Board of Directors has the authority, without action by or vote of our shareholders, to issue all or part of the authorized shares of common stock for any corporate purpose, including for the conversion or retirement of debt. We are likely to seek additional equity capital in the future as we develop our business and expand our operations. Any issuance of additional shares of common stock or derivative securities, such as convertible promissory notes, will dilute the percentage ownership interest of our shareholders and may dilute the book value per share of our common stock. Additionally, the exercise or conversion of derivative securities could adversely affect the terms on which the Company can obtain additional capital. Holders of derivative securities are most likely to voluntarily exercise or convert their derivative securities when the exercise or conversion price is less than the market price for the underlying common stock. Holders of derivative securities will have the opportunity to profit from any rise in the market value of our common stock or any increase in our net worth without assuming the risks of ownership of the underlying shares of our common stock. It is possible that, due to additional share issuances, you could lose a substantial amount, or all, of your investment.

Our Board of Directors may attempt to use non-cash consideration to satisfy obligations, which would likely consist of restricted shares of our common stock. Our Board of Directors may attempt to use non-cash consideration to acquire additional, technical or industry expertise, oil and gas working interest lease holdings, acquire helium gas distributions assets, and helium refining assets. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management.

WE HAVE NOT PAID AND DO NOT CURRENTLY PLAN TO PAY DIVIDENDS, AND YOU MUST LOOK TO PRICE APPRECIATION ALONE FOR ANY RETURN ON YOUR INVESTMENT.

Some investors favor companies that pay dividends, particularly in general downturns in the stock market. We have not declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth, and we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, your return on this investment likely depends on selling our stock at a profit.

SHARES OF OUR COMMON STOCK MAY BE "PENNY STOCKS”.

At all times when the current market price per share of our common stock is less than $5.00, our shares of common stock will be considered "penny stocks" as defined in the Securities Exchange Act of 1934, as amended. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of our common stock being issued under this prospectus. In addition, the penny stock rules adopted by the Securities and Exchange Commission under the Exchange Act would subject the sale of shares of our common stock to regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling penny stocks must, prior to effecting the transaction, provide their customers with a document which discloses the risks of investing in penny stocks.

Furthermore, if the person purchasing penny stocks is someone other than an accredited investor, as defined in the Securities Act, or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in penny stocks. Accordingly, the SEC's rules may limit the number of potential purchasers of shares of our common stock. Moreover, various state securities laws impose restrictions on transferring penny stocks, and, as a result, investors in our common stock may have their ability to sell their shares impaired.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of Securities' laws; (iii) contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form (including language, type, size and format), as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in penny stock, the customer (i) with bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If any of the Company's securities become subject to the penny stock rules, holders of those securities may have difficulty selling those securities. Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

(i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

(ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

(iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;

(iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

(v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

RESTRICTIONS ON THE USE OF RULE 144 BY FORMER SHELL COMPANIES MAY AFFECT SHAREHOLDERS ABILITY TO SELL THEIR SHARES PUBLICLY.

Although no public market exists for our stock, if in the future our shares were tradable in the public market our history as a shell company could impact a shareholders ability to use Rule 144. Historically, the SEC staff had taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition if certain conditions are met. As a result, it is likely if we do not meet those conditions then, resale will not be available pursuant to Rule 144.

FINANCIAL INDUSTRY REGULATORY AUTHORITY ("FINRA") SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT YOUR ABILITY TO BUY AND SELL OUR COMMON STOCK, WHICH COULD DEPRESS THE PRICE OF OUR SHARES.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the sale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

DETERMINATION OF OFFERING PRICE

The fixed offering price of $5.00 per share of common stock was not determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price per share of our common stock is fixed until such time as a market for the common stock develops at which time the common stock will be sold at prevailing market prices.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

DILUTION

The shares offered for sale by the selling shareholders are already outstanding and, therefore, do not contribute to dilution.

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders, the number of shares of common stock which may be offered for sale pursuant to this prospectus by such selling shareholders, the number of shares beneficially owned by such selling shareholders after the offering, and the percentage ownership after the offering. Because the selling shareholders may sell all or part of the shares of common stock offered hereby, the following table assumes that all shares offered under this prospectus have been sold by the selling shareholders. The offered shares of common stock may be offered from time to time by each of the selling shareholders named below. However the selling shareholders are under no obligation to sell all or any portion of the shares of common stock offered, neither are the selling shareholders obligated to sell such shares of common stock immediately under this prospectus.

Name Of Selling Stockholder	Number Of Shares Beneficially Owned Prior To Offering	Percentage of Outstanding Shares Owned Prior To Offering	Number Of Shares Offered Pursuant To This Prospectus	Number Of Shares Beneficially Owned After The Offering (1)	Percentage of Outstanding Shares To Be Owned After The Offering (1)
Dragonfly Mediaworks, LLC	4,676,000	4.0633%	467,600	4,208,400	3.657%
Mesquite Energy Partners, LLC (1)	60,000,000	52.1385%	10,000,000	50,000,000	43.449%
Don Meyers (2)	265,514	0.2307%	26,551	238,963	0.208%
Smashville Records	1,324,000	1.1505%	1,324,000	0	0%
David Simonton	4,000	0.0035%	4,000	0	0%
Steve Simonton	4,000	0.0035%	4,000	0	0%
Windmills, LLC	50,000	0.0434%	50,000	0	0%
Ronald Monat	20,000	0.0174%	20,000	0	0%

(1)	Mesquite Energy Partners, LLC is owned by Ray Hobbs (Chief Executive Officer and Director), Gordon LeBlanc Jr. (Director), and Gordon E. Dudley (Secretary and Director).
(2)	Mr. Meyers is the Company’s accountant.

PLAN OF DISTRIBUTION

Following this registration statement becoming effective, the selling stockholders may from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Until such time as a market develops, the shares will be sold at a fixed price of $5.00 per share.

Our shares of common stock offered hereby by the selling stockholders may be sold from time to time by such stockholders, or by pledges, donees, transferees and other successors in interest thereto. These pledgees, donees, transferees and other successors in interest will be deemed “selling stockholders” for the purposes of this prospectus. Our shares of common stock may be sold:

•	on one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board); or
•	in privately negotiated transactions.

The shares may also be sold in compliance with Rule 144 of the Securities Act, after the end of the applicable holding periods, as then in effect.

The selling stockholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agents or acquire the common stock as principals.

Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling stockholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling stockholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling stockholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders.

We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders must comply with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in the offer and sale of the common stock. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and we have informed them that they may not, among other things:

1.	engage in any stabilization activities in connection with the shares;
2.	effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and
3.
bid for or purchase any of the shares or rights to acquire the shares or attempt to induce any person to purchase any of the shares or rights to acquire the shares, other than as permitted under the Securities Exchange Act of 1934.

DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 250,000,000 shares of common stock, no par value and 5,000,000 shares of preferred stock, no par value.  The following statements relating to the capital stock are summaries and do not purport to be complete.  Reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the Articles of Incorporation and the By-laws, copies of which are filed as exhibits to this registration statement.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.  In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  All of the outstanding shares of common stock are, and the shares of common stock offered by the Company pursuant to this offering will be, when issued and delivered, fully paid and non-assessable.

Holders of common stock have no pre-emptive rights to purchase the Company's common stock.  There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

The Company's Articles of Incorporation authorizes the issuance of 5,000,000 shares of preferred stock, no par value, of which no shares have been issued.  The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Colorado, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholder.  Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholder and may adversely affect the voting and other rights of the holders of common stock.  At present, the Company has no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.  The Company has no present plans to issue any preferred stock.

Dividends

The Company does not expect to pay dividends.  Dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Company's Board of Directors.  The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent and Registrar

The Secretary of the Company as authorized by Board resolution will carry out the transfer and issuance of the Company’s shares and may utilize the services of a professional stock transfer agent to assist in effectuating such transfer and issuance.  The Secretary will issue the certificates for shares purchased and will transfer the shares of the Company and maintain a record of the shareholders.

The name and address of the Company’s Transfer Agent:

First American Stock Transfer, Inc.
4747 N. 7th Street, Suite 170
Phoenix, Arizona 85014
Phone: 602 485 1346

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The McGeary Law Firm, P.C. located at 1600 Airport Fwy., Suite 300, Bedford, Texas 76022 pass on the validity of the common stock being offered pursuant to this registration statement.

The financial statements of United Helium Incorporated., a Colorado corporation have been included in this Prospectus and elsewhere in the registration statement in reliance on the report of Shelley International CPA, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting, located at 1012 S Stapley Drive #114, Mesa, Arizona 85204.

INFORMATION WITH RESPECT TO UNITED HELIUM, INCORPORATED

DESCRIPTION OF BUSINESS

Cayenne Entertainment, Inc. (Cayenne or the Company), was organized in the state of Colorado on April 9, 1998 under the name of Boeing Run, Incorporated to engage in any lawful corporate undertaking. On March 28, 2001, the Company merged with Cayenne Entertainment, Inc. organized in the state of Nevada on November 13, 2000 and changed its name to Cayenne Entertainment, Inc. with the Colorado company being the legal survivor.

On April 6, 2001 four private Arizona entertainment corporations were merged into the Company: Cayenne Records, Inc. organized on January 20, 1999, Sunbird Records, Inc. organized on June 7, 2000, Butter Dream Music, Inc. organized on December 21, 2000 and Red Truck Productions, Inc. organized on December 12, 2000.

As a result of events beginning September 11, 2001 the company discontinued operations and remained dormant. Because the Company failed to make the required filings with the SEC after its form 10-QSB for the period ended January 31, 2001 the SEC, on October 31, 2012, ordered that the Company bring its filings current or withdraw its registration. Accordingly, with the Company’s offer and consent, on November 28, 2012 its registration with the SEC was revoked. On June 6, 2013 the company changed its name to United Helium, Incorporated from Cayenne Entertainment, Inc.

The Company is engaged in the business of addressing the supply of helium to industry, government, medical and the research communities. The Company’s helium and other reservoir gases, are contained in its “working interests” oil and gas lease holdings. Recoverable helium reserves contained in geologic structures, will be identified by drilling and third party engineering analysis. The field will be developed through production well drilling and completion, and infrastructure gathering system construction.  United Helium will utilize its unique mobile processing equipment to separate and refine helium at the wellhead or from a field gathering system, and transport to its customers. Owners of oil and gas mineral rights have collectively contributed their reserves by assigning “working interests” to the Company which could not previously be economically produced and/or transported to commercial helium processing plants, . This combined effort and unique approach will enable United Helium to unlock the potential that many in the industry have known existed, but previously were unable to successfully develop. The Company’s technology and business methods will assure a future supply of this rare and important resource. Although not the primary focus of the Company, to the extent that hydrocarbons, including oil, are discovered on the leasehold properties, the Company intends to take advantage of those opportunities should they arise.

We are committed to responsible stewardship in our operations, both above ground as well as below.  In furtherance of this commitment, the Company intends, where practical to utilize indigenous sources, including natural gas and solar energy to reduce the energy costs of operations. The development and processing of helium makes us part of the community in many rural western locations. Being part of the community and making a difference is a priority for us, and a commitment we readily accept.

The helium reserves controlled by United Helium, or which may be acquired, are in mineral leases issued by state, the Bureau of Land Management, or private land owners. Mineral right leases (oil & gas) are obtained from the owner(s) who are compensated with a royalty interest and a per acre fee for the rights to extract oil and/or gases. Drilling permit applications are submitted to the governmental authority having jurisdiction over the leasehold and accepted applications will be issued a drilling permit. United Helium will operate each well during the drilling, completion and production phases.

With respect to Mineral Rights Leases on federal lands, helium by statute, is reserved to the federal government which may enter into agreements with private parties, such as United Helium, for the recovery and disposal of helium on federal lands. United Helium will apply for the right to extract and sell the helium.

United Helium will implement a compact mobile cryogenic plant, which produces commercial grade quality helium at the helium field. This mobile cryogenic plant eliminates the expensive two step processing to commercial grade helium, which requires gas transport to one of the few domestic cryogenic helium plants. Most cryogenic plants are generally large scale and are supplied with gas transported by pipeline from large natural gas fields or obtained from the Federal Helium Reserve.

The Company’s mission is to profitable produce helium, oil, and natural gas from its oil and gas leasehold holdings which currently consists of approximately 35,742 acres in the Holbrook Basin of Apache County, Arizona. United Helium obtained working interest assignments from Mesquite Energy Partners (MEP). The leaseholds are on State of Arizona and private land, which are grouped into two geographic areas, Holbrook North and Holbrook Central. The Holbrook North lease assignments from MEP were completed in July 2013. Negotiations for the Holbrook Central lease between MEP and HNZ Potash, LLC were completed on September 4, 2013, and the assignment to United Helium was completed on Sept 24, 2013. The Company’s working interest assignments have been recorded with the Apache County Recorder.

United Helium holds an 80% working interest (64.60% Net Revenue Interest “NRI” based upon BLM Crude Helium price index at the well head) in the Holbrook North leases which encompasses 6,489 acres State of Arizona leases and includes acreage that has contained some of the richest helium fields discovered in the world (Rauzi, S.L. and Fellows L.D.; “Arizona Has Helium”, Arizona Geology, 2003, Vol. 33. No.4, Published by the Arizona, Geological Survey). United Helium holds an 87.5% working interest (70% Net Revenue Interest “NRI” based upon BLM Crude Helium price index at the well head) in the Holbrook Central private land leases which encompasses 26,646 acres. United helium holds an 87.5% working interest (76.6% Net Revenue Interest “NRI” based upon BLM Crude Helium price index at the wellhead) in the Holbrook Central State of Arizona leases which encompasses 2,607 acres.

Where we find helium

The exploration, development, operations, and production of helium gas from the ground is identical to the production of hydrocarbon gas. Helium is typically derived from the radioactive decay of uranium and thorium deep within the earth. When these radioactive materials decay, alpha particles are generated which are the nucleus of a helium atom. When Alpha particles are attached electrons, a stable and inert (i.e., non-radioactive) helium atom is created. The helium atom is small and will migrate up and through the layers of sedimentary rock where hydrocarbons are often times (though not always) generated. Where reservoir quality rock is encountered along with a suitable trap, helium gas will accumulate along with any other gases and liquids that find their way to the same reservoir through migration. Virtually all of the world’s helium production has been derived from conventional natural gas operations (e.g. the Hugoton Basin gas field (which spans portions of Kansas, Oklahoma and Texas) has been the largest source of helium to the world’s supply since its discovery in the early 1920s).

Helium in natural gas is generally considered to be of commercial value if its concentration is more than 0.3 percent. In the Holbrook Basin and Four Corners areas, helium concentrations range from trace amounts to as much as 10 percent. Both areas have high potential for discovery and production of helium. Helium has been found in the Holbrook Basin and Four-Corners with large concentrations of carbon dioxide, nitrogen gas, and natural gas.

Picture 1: The Company’s working interest lease holdings are shown in blue in the Holbrook Basin of Arizona.

Figure 1: Northern Arizona showing location of major geologic features and fields where helium has been produced or where significant concentrations of helium have been encountered in wells. (A) Tohache Wash field, (B) Dineh-bi-Keyah  field, (C) Pinta Dome field, (D) Navajo Springs field, and (E) St. Johns-Springerville area.  During the 1960s and 1970s, some of the richest helium- bearing gas in the world was produced from wells in the Holbrook Basin in northeastern Arizona See Figure 2 for cross section G-H. The distance from G to H is about 150 miles - Rauzi, S.L. and Fellows L.D.; “Arizona Has Helium”, Arizona Geology, 2003, Vol. 33. No.4, Published by the Arizona, Geological Survey.

Figure 2: Diagrammatic northeast-southwest geologic cross section from the Mogollon Rim to the Defiance uplift (From Peirce, 1970). Figure 1 shows line of cross section. The distance from G to H is about 150 miles. Not to scale. Precambrian crystalline rocks (beneath the Coconino reservoir rocks) and sedimentary rocks with significant amounts of uranium minerals (above the reservoir rocks) are possible sources of the helium. If the helium is from the crystalline rocks it is primordial; if it is from the sedimentary rocks it is the product of radioactive decay of uranium minerals in those rocks. The source of the helium could be determined by analyzing the helium isotopes. Because no analyses have been made, however, the source of the helium is unknown. Regardless of its source, the helium migrated through pores and fractures and was trapped in the reservoir rocks. Northeastern Arizona is part of the Colorado Plateau province, which is characterized by nearly flat-lying, relatively undisturbed, largely marine sedimentary rocks of Paleozoic and Mesozoic age. Younger volcanic rocks covered these strata near Flagstaff and Springerville. The Defiance and Kaibab uplifts and the Black Mesa basin are major structural features. The Mogollon Rim, a prominent escarpment, defines much of the southern edge of the Colorado Plateau. All past production of helium and current production of oil, natural gas, and carbon dioxide in Arizona is from rocks of Paleozoic age. Numerous volcanic pipes and igneous dikes are present throughout the Four Corners region. The distribution of helium appears to be related to the volcanic and intrusive rock. Shows of oil and gas have been reported in numerous wells in the Holbrook Basin. Gas analyses show that helium is present in many of them. High concentrations of helium were reported in at least three oil tests and in several holes that were drilled to delineate potash deposits in the Holbrook Basin in the 1960s and 1970s. The gas in some of the wells was not analyzed. - Rauzi, S.L. and Fellows L.D.; “Arizona Has Helium”, Arizona Geology, 2003, Vol. 33. No.4, Published by the Arizona, Geological Survey

Economic Performance Potential for Helium Production

Helium is a valuable resource and it must be refined for market consumption. Recently the price of helium has increased very rapidly, due to a world shortage. We anticipate that the price will continue to increase due to rising demand and the depletion of currently available reserves. Separating the helium from other gases from a geologic reservoir gas stream requires advanced cryogenic equipment to achieve the 99.999% pure commercial grade quality demanded by many industrial applications. United Helium cryogenically refined helium can be transported to the customer either in as a gas or liquid. In some cases, the sale of other gases separated during cryogenic refining, will augment our revenues.

The table below provides an estimated economic performance potential for helium production from an underground geologic formation containing gases, which is composed of 8.2 % helium, 90% nitrogen, and 1.8% other gases. This gas composition is comparable to reservoir gases found in the Holbrook North geology of Arizona. The potential economic performance estimate is based upon a single Mobile Helium Liquefaction Processing Unit. A single Processing Unit has the potential to net after expenses, and before taxes and interest, about $51 million ($51,000,000) at the end of 5-years (18 months are required for capital work) which yields an internal rate of return of about 28%. The Holbrook North fields have unusually high helium concentration, and the size of the Holbrook North field reserves have not been established. The revenue estimated in the table is based upon a price in 2013 of three hundred thirty eight dollars ($338) per thousand-cubic feet (MCF) of commercial grade helium (99.999% pure), which is escalated at a rate of 5% per annum. The 2012 wholesale price for commercial grade helium has been reported as high as $450 per thousand cubic feet, with certain the spot market prices to end users in excess of $800 per thousand. In 2013 a major Industrial Gas company has increased helium prices by 10% to some secondary helium gas distributors and reduced their annual allotment of helium by as much as 50%. The potential economic performance table assumes the Royalty & Overriding Royalties to be paid based upon the published BLM (United States Bureau of Land Management, Department of Interior) rate for “crude helium” (76%-78% helium content) for 2013 of $84 per thousand-cubic feet, escalated at 10% per annum. The estimated economic performance table does not consider interest for the capital requirements identified. The number of Mobile Helium Liquefaction Units will be based upon the size of the helium reserve determined to be recoverable in a geologic formation. Helium content in the reserve formation will be a factor in determining production rates and economic performance.

Daily Gas for for processing (CFGD)			4,000,000	4,000,000	4,000,000	4,000,000
Daily Helium Net Production (SCFD)			321,440	321,440	321,440	321,440

		Year
		1	2	3	4	5	Total

Unit Capacity Factor	%		90%	90%	90%	90%
Average Annual Production Days	Days/yr			328.5	328.5	328.5
Annual Helium Production	SCF		70,395,360	105,593,040	105,593,040	105,593,040	387,174,480

Price for Crude Helium at the Wellhead	$/MSCF	$84.00	$92.40	$100.80	$109.20	$117.60
Estimated Gross Value of Crude He		$0	$6,504,531	$10,643,778	$11,530,760	$12,417,742	$41,096,811
Estimated Royalty, ORRI, NRI Payments		$0	$2,069,624	$3,406,009	$3,689,843	$3,973,677	$13,139,153

Capital Expense
Phase 1A Cost		-$600,000					-$600,000
Phase 1B Cost		-$4,973,208					-$4,973,208
Phase 2 MLHP Unit Construction		-$16,295,758	-$3,469,165				-$19,764,923
Phase 2 Development of Wellfields		-$4,757,555	-$250,000				-$5,007,555
Capital Expense Total		-$26,626,521	-$3,719,165				-$30,345,686

Operations & Maintenance Expense
Overhead		-$1,590,960	-$4,003,083	-$6,905,718	-$10,448,160	-$13,566,120	-$36,514,041
Electric Energy		$0	-$662,929	-$831,341	-$869,844	-$902,549	-$3,266,663
MLHP Unit Maintenance			-$782,895	-$886,320	-$929,789	-$966,712	-$3,565,716
Helium Transport Expense			-$1,524,000	-$2,514,600	-$2,743,200	-$2,971,800	-$9,753,600
Operation Expense Total		-$1,590,960	-$6,972,907	-$11,137,979	-$14,990,993	-$18,407,181	-$53,100,019

Revenue

Wholesale price for Commercial Helium	$/MCF	$338	$354.90	$371.80	$388.70	$405.60
Gross Revenue from Helium Sales		$0	$24,983,313	$39,259,492	$41,044,015	$42,828,537	$148,115,357

Revenue Ajustment
Royalties, ORRI, NRI Payments		$0	-$2,069,624	-$3,406,009	-$3,689,843	-$3,973,677	-$13,139,153
Operations Expense		-$1,590,960	-$6,972,907	-$11,137,979	-$14,990,993	-$18,407,181	-$53,100,019
Net Adjusted Revenue		-$1,590,960	$15,940,783	$24,715,504	$22,363,179	$20,447,679	$81,876,185

Depreciation of Capital Assets				-$10,115,229	-$10,115,229	-$10,115,229	-$30,345,686

Net Income Before Taxes		-$1,590,960	$15,940,783	$14,600,275	$12,247,950	$10,332,450	$51,530,499

Cumulative Net Income		-$1,590,960	$14,349,823	$28,950,098	$41,198,048	$51,530,499

Total Cash Flow		-$28,217,481	$12,221,618	$14,600,275	$12,247,950	$10,332,450	$21,184,813

Our Helium Reserves

United Helium working interest lease holdings as of October 31, 2013 consists of approximately 35,742 acres in the Holbrook Basin geologic area of Apache County in Arizona. The following table provides a summary of working interest assigned to the Company. Lease holding may contain oil, natural gas, and helium. Royalty, over-riding royalty, and net revenue interest of other will affect the Company’s net income.

United Helium working interest lease holdings which contain proven or probable helium reserves.

Formation	Lessor	Lease No.	Acres	UHEI Working Interest

Holbrook North
Pinta Dome	State of Arizona	13-114709	2,556	80.00%
		13-114485	1,998	80.00%
Navajo Anticline	State of Arizona	13-116438	1,280	80.00%
		13-117068	655	80.00%
		Total	6,489

Holbrook Central
	HNZ Potash	Private -	26,646	87.50%
	State of Arizona	13- 117191	2,607	87.50%
		Total	29,253
Grand Total			35,742

Properties

 Holbrook North:

The Holbrook North encompasses 6489 acres (as October 31, 2013) and includes the Pinta Dome Field (abandoned by Kerr-McGee in 1976), two sections on the Navajo Springs Field (abandoned by Kerr McGee in 1976), and the Navajo Anticline structure (virgin). The Oil and gas rights are leased from the State of Arizona lease numbers 13-114709, 13-114485, 13-117068, and 13-116438. These state leases are currently held by PetroSun E&P and Zephyr Arizona. The State of Arizona receives a twelve and one-half (12.5%) royalty on production from its oil and gas leases. PetroSun E&P and Zephyr Arizona have retained a two and one-half (2.5%) overriding royalty interest (ORRI), and MEP (Mesquite Energy Partners) retained a three and four tenths (3.4%) ORRI and a fifteen percent (15%) working interest. Mesquite Power & Gas holds a 5% working interest. United Helium was assigned an eighty percent (80%) working interest (64.6% net revenue interest) in the Holbrook North leases.

The Pinta Dome and Navajo Springs Fields by 1977 had produced about 9 BCF of gas containing 8.2% helium. The much higher structure, Navajo Anticline Field, was drilled in 1960 and indicated the structure contained helium and nitrogen gas. The Navajo Anticline was never developed, due in part to various “land swap” dealing between the State of Arizona, private owners, and the Navajo Nation.

The Pinta Dome and Navajo Springs oil and gas leases are shown in Picture 2. The top elevation of the formation is about 5790 feet above sea-level, which is about 100 foot rise in elevation above the Navajo Travel Center adjacent to Interstate-40 which is at an elevation of about 5690 above sea-level. The Pinta Dome and Navajo Springs fields were developed and produced helium from during the 1960’s and 1970’s. Helium concentration in the reservoir gas was 8.2%.   Leases #13-114709 and #13-114485 are under the State of Arizona jurisdiction and require drilling permits. The two sections in blue on the left in Picture #3 are on the Navajo Springs formations.

Picture 2: United Helium leases on the Pinta Dome and Navajo Springs.

Pinta Dome Field:

Gordon LeBlanc, Company Chief Geologist and Director, drilled the Hortenstine #17-1 in 2004 into the Pinta Dome Field. The gas reservoir pressure tested at 62 psi, an increase over the levels at the time Kerr-McGee abandoned the field. This led to the conclusion the field had re-pressurized since abandonment by Kerr-McGee.

Pinta Dome is a mature field with proven undeveloped helium reserves. Pinta Dome was originally discovered in 1956 by Kerr-McGee and was a major producer of helium from 1968 thru 1976, at which time it was abandoned. The field produced about 6.5 BCF (billion cubic feet) of reservoir gas with a concentration of 8.2% helium, 90% nitrogen, 0.2% methane, and 1.6% other gases. Navajo Springs Helium Field (adjacent) is considered a mature field with proven underdeveloped helium reserves. Navajo Springs was originally discovered in 1960, and 2.3 BCF of gas was produced from 1963 until 1976 which contained 8.2% helium concentration and 89.9% nitrogen.

Table 2:  Arizona Oil & Gas Commission recorded gas composition for the Pinta Dome & Navajo Springs formations.
Holbrook North Reservoir Gas
Element	Volume Concentration
Helium	8.6%
Nitrogen	89.9%
Carbon Dioxide	0.8%
Argon	0.6%
Methane	0.1%
Total	100%

The Pinta Dome Helium Field was discovered and commercially produced by Kerr-McGee, and encompasses 4,926 acres, with an average net pay of 61 feet. Original production wells were approved for spacing on 640 acres. There were 11 producing wells and 8 dry holes. Initial flow rate from one wells was 10,800,000 SCFD (standard cubic feet per day), with a well pressure of 102 psi. A helium processing plant was part of the field development. The well construction used a single production tube size of 4-½ inches, and Kerr-McGee did not attempt secondary recovery.  The Pinta Dome Helium Field produced 6,535,976 MCFG (thousand cubic feet of gas). The helium concentration of 8.2% implies that 535,950,032 SCF of helium was produced. Due to the age and technology available during the 1960’s helium losses due to process inefficiencies were probably significant. Helium production was terminated by Kerr-McGee and the wells plugged and abandoned in 1977.

The Pinta Dome Helium Field reservoir formation geologic characteristic were measured to have a porosity of 14%; a permeability of 110 millidarcies; original pressure of 102 psia; water saturation of 29%; and original gas, oil & water contact datum’s at +4,679 feet. Reservoir calculations performed at the time estimated that 7.5 BCFG could be successfully produced.

Using the equation for original gas in place (OGIP):

OGIP (MMCF) = volume x 43560 x Φ x (1 - Sw) x  (Ts x Pi/(Ps x Tf x Zi)

Where:
Volume = 4926.52 acres x 43,560 ft/acre x 61 feet
Φ = 0.14 (porosity fraction)
Sw = 0.29 (Volume fraction of porosity filled with water)
Ts = 520 (Base temperature standard condition ° Rankine (460° + 60°))
Pi = 102 psia (Initial Reservoir pressure, psia)
Ps = 14.65 psia (Base pressure, standard conditions, 14.65 psia)
Tf = 530   (geologic formation temperature °Rankine (460° + Tf))
Zi = Nitrogen - 0.9997, Helium - 1.00005 (Compressibility at Pi and Tf)

When the Pinta Dome Helium Field formation data is applied in the OGIP formula (as provided by Kerr-McGee), the amount of gas originally available in the formation is calculated to be 8,565.4 MMCF, of which 702 MMCF was helium. Comparing this calculated amount to the recorded amount by Kerr-McGee, provides an indication that about 2 BCF of gas remained in the Pinta Dome Helium Field when production was abandoned in 1977. The price of helium 1977 was significantly below current market levels, and helium was abundantly available from other sources. It can be implied that that Kerr-McGee could not justify secondary recovery methods for the Pinta Dome Helium Field, nor could justify the added expense for “in-field” drilling to for added helium production. Assuming that 2 BCF remains in the Pinta Dome Helium Field, then remaining helium can be estimated to be 164 MMCF.

Navajo Anticline Structure:

The Navajo Anticline oil & gas leases are shown in Picture 3. The top elevation of the formation is about 6090 feet above sea-level, which is about 400 foot rise in elevation above the Navajo Travel Center adjacent to Interstate 40 at an elevation of about 5690 above sea-level. The Navajo Anticline is a virgin structure, i.e. never been produced. The two sections contained by lease #13-116438 are located on the Navajo Nation and will require a Surface Permit from the Nation. The oil, gas and helium rights to these sections (#13-116438) and the section under lease #13-117068 belong to the State of Arizona. Drilling permits are required by the State of Arizona.

Picture 3: United Helium leases on the Navajo Anticline.

A test well was drilled into the southwest flank of the formation. The geologist was Robert Lauth. The test well, Santa Fe No. 1 (T21N R26E, Section 35), reached a total depth and was complete March 30, 1960. In Mr. Lauth’s report the following statements were put forward (April 15, 1960);

“The Coconino (sandstone) was cored from 1468 to 1600 feet. The salt water level appears to exist at 1577 feet. 1468 to 1577:
Average Porosity - 14.9% (26.5% to 7.7%)
Average permeability - 13.6 millidarcies (91.0 md to 0.20 md)
Average total water saturation – 71.5% (98.2% to 48.9%)
Average connate water saturation (% pore space) – 37.7% (51.0% to 30.3%)
The Coconino sandstone from 1394 to 1577 appears to be capable of helium gas production.”

Analysis of the core samples from Santa Fe No. 1 test well by Petroleum Information a laboratory reported bubbling gas from the cores. In a letter from High Plains Petroleum Corporation, noted on the third page, states the pay thickness of the Anticline is 183 feet. The sections identified by this letter are the sections now held by United Helium (section 36 T21N R26E, section 32 T21N R27E).

Holbrook Central

The Holbrook Central has been referred to in earlier geologic documents and maps as the Concho Dome. The Company’s working interest rights (as of October 31, 2013) are in two lease agreements; 1) HNZ Potash which is on privately owned land covers 26,560 acres, 2) State of Arizona lease number 13-117191 covers 2607 acres. HNZ Potash has retained a twenty percent (20%) royalty interest, and assigned a 100% working interest to Mesquite Energy Partners (MEP) which has retained a twelve and one-half percent (12.5%) working interest and assigned an 87.5% working interest to United Helium. The State of Arizona retains a 12.5% Royalty. Zephyr Arizona assigned its 100% working interest to Mesquite Energy Partners, which in turn assigned an 87.5% working interest to United Helium.

The Holbrook Central structures are divided into two areas; to the North are the Oso Draw and Little Colorado, and to the South is the Manuel Seep. In 1983, Sumatra drilled the Santa Fe 17-1 exploratory well for the Concho Gas Development Project, which is about 5 miles east of the Manual Seep and about 10 miles southeast of the Oso Draw. The well analysis summary from the Santa Fe 17-1 well reported 138 feet of pay, and gas production based upon porosities would drain about 1 BCF per 160 acres. It was decided to abandon the Concho Dome Development Project due to the stranded nature of the gas field in 1983.  The Santa Fe 17-1 well is about 15 miles west of northwest corner of the Kinder-Morgan St. Johns Field, which is under development for CO2 production for pipeline transport to the Permian Basin for enhanced oil recovery efforts to increase oil production. This Kinder Morgan Field is 260,000 acres containing approximately 15 TCF of gas which is comprised of 94% CO2 and 0.8% helium.

Picture 4: Holbrook Central working interest lease holdings outlined in blue, excluding the parcels marked with an “X” (view to the southeast) on the large geologic structure called the Concho Dome. The Manuel Seep structure is at the top, Oso Draw Structure is center, and the Little Colorado Structure is lower right along the Little Colorado River. Three previously drilled well are also shown with green pins indicating their location

United Helium Chief Geologist (and Director), Gordon LeBlanc, Jr. has drilled three exploratory wells into the Holbrook Basin. The objective of these exploratory wells was to determine if commercial quantities of helium, oil and/or natural gas was present in the Holbrook Basin.

1.
NMAL #15-1 was drilled in 1995 into the Oso Draw structure in the Holbrook Central. This well went to bed rock, but suffered a blow-out. Inert gas was encountered in the Permian that consisted of nitrogen and either argon or helium.

2.	Hortenstine #17-1 was drilled in 2004 into the Pinta Dome Field in Holbrook North (previously cited).

3.
NZOG #17-1 was drilled in 2005 into the OSO Draw structure of the Holbrook Central. Exploratory well drilling was abruptly terminated at 2300 feet. Schlumberger well logs showed gas from about 950 to 2300 feet. Gas samples from the well were reported by the US BLM to be 91.87% nitrogen and 8.02% argon and oxygen (an unusual finding – laboratory gas analysis uses helium as a reference gas and must be informed of the presence of helium to modify laboratory protocol). The NZOG encountered thirteen shows of oil and gas, but only three lower zones were tested. United Helium plans to re-enter the well and test the most promising zones for the presence of oil, gas, or helium.

There have been several stratigraphic tests and three (3) exploration wells drilled in this general area of the Holbrook Basin, referred to as the Concho Dome. The Concho Dome complex is a large geological feature that is prospective for commercial quantities of helium, oil, and natural gas. The Manuel Seep Field and Little Colorado structures are located within the Concho Dome complex and have not been drilled to sufficient depths to test for helium, oil, and natural gas. Stratigraphic mineral test wells have been drilled in the Concho Dome complex and have encountered significant shows of oil, natural gas, and helium. The stratigraphic tests were directed for potash deposits. The three wildcat wells drilled discovered gas. The first well was drilled for the Concho Gas Development Project, by Sumatra in 1983 (Santa Fe 1-17) estimated 1.2 BCF per 160 acre section. The Concho Gas Development project did not progress forward due to economic conditions at the time, and its distance from a pipeline, this natural gas reserve has not been developed. The second well NZ 15-1 was drilled by PetroSun (Mr. Gordon LeBlanc – Chief Geologist & Board of Directors United Helium) in 1995, and suffered an unexpected well “blow-out”, but tested inert gas (nitrogen) and a high probability of helium. The third well NZOG 17-1 was drilled in 2005 by Holbrook Energy (Mr. Gordon LeBlanc – Chief geologist & Board of Directors United Helium), and the Schlumberger well log identified gas from 950 feet to 2300 feet. NZOG 17-1 drilling and testing were abruptly halted for financial reasons.

The Holbrook Basin is a relatively shallow Permian salt basin. Beneath the Permian are other prolific producing zones in the Paleozoic. The Pennsylvanian, Mississippian and Devonian are productive Paleozoic formations that are continuously present from the Paradox Basin in northern Apache County across the Black Mesa Basin to the Holbrook Basin and on to the Permian Basin. Consequently, this prospect has the potential to produce to produce from at least four (4) different formations with excellent reservoir quality, a history of production, and shows of oil and gas.

The Little Colorado structure has the second largest amount of closure in the Holbrook Basin, 225 feet of surface closure. The structure has been defined by plane table mapping, by shallow Permian Coconino water wells, and by Permian Supai potash tests that encountered oil and gas in dolomites of the Supai.  It was first mapped by Arkla in conjunction with their potash exploration. Later, Warren Carr, who had been a geologist for Arkla and did the original surface mapping, developed an oil and gas prospect for Webb Resources, which he called Goat Ranch Draw. Carr's prospect was on the part of the structure that is north of the river, and was never drilled. In 1976, a structure map of the Eastern Mogollon Slope Region was published by Conley and Scurlock.

The structure has been mapped on the top of the Permian Coconino Sandstone, and produced helium in the Pinta Dome and Navajo Springs Fields on the north side of the Holbrook Basin and produces oil from the Boundary Butte Field along the Utah Arizona border. That shallow 1500 foot oil field is situated on a similar surface anticline, has a water drive, has produced over 4 million barrels of oil and has averaged 165,000 Bbls per well on 20 acre spacing. The shallow, 1000 to 1100 foot helium fields are also located on the anticlines. Therefore, it is very likely that this structure will contain helium gas.

Oil and gas shows were encountered in several zones in the Permian Supai in three wells that were drilled on the east side of the Little Colorado structure. The wells with shows in limestone and dolomites of the Upper Supai are two of Arkla's mineral tests for potash in the Upper Supai, NMA Test No.'s 2 and 3, and Webb Resources' well No. 30-1, a 4025 foot test to the pre Cambrian. In the two shallow potash tests, which are closer to the structure, there are two zones with oil shows which correlate between the wells, a 30 foot dolomite at about 1700 feet and a 45 to 60 foot dolomite at about 2100 feet. The zones had oil stained samples with the 1700 foot zone having mud log shows of 15 to 18 units of gas and the 2100 foot zone having 18 to 50 units of gas. The Webb well does not contain dolomite in the 1700 foot zone, and the 2100 foot zone only contains two thin oil stained limestone zones and two thin stringers of dolomite (a total of 23 feet of carbonates in a 55 foot interval). Since these prospective dolomite pay zones thicken to the south and west toward the Little Colorado structure, the 2100 foot zone should be about 60 feet thick on the south end of the anticline and the 1700 foot zone should be about 30 feet thick. In addition, the facies of the 2100 foot zone have changed from limestone to porous dolomite toward the structure. Therefore, since the potash tests are five miles apart, the two thick dolomite zones, which contain “live” oil, cover an area large enough to contain “giant” class reserves of 100 million barrels, or more. NMA test No. 2 and Webb 30 -1 each contain two (2) oil shows in the Upper Supai. To the south,  NMA test No. 3 in Sec. 18, T14 – R5E, contains four (4) oil and gas shows in the Upper Supai, and the Upper Supai is about 100 feet thicker than the Upper Supai in NMA #2. Therefore, the Supai is both thicker and contains more oil   zones to the south, indicating that oil is being trapped in newly appearing, or thickening dolomite pay zones that seem to cross the south end of the Little Colorado  structure. This conclusion is supported by Webb Resources' Bouguer gravity data that indicates an appreciable thickening over the southern part of the structure. Webb's test also contained two (2) Supai oil shows below the Fort Apache. Member of the Supai (the 2100 foot zone), so at least four (4) and possibly six (6) Permian Supai  zones with a  total thickness of at least 114 feet could be oil productive on this structure.

Other Supai oil occurrences are at its outcrop and in the Alpine Federal geothermal well. Bureau of Mines Monograph 12 reports that the Supai outcrop along the Mogollon Rim is oil impregnated for 135 miles from Sedona to Vernon. Alpine Federal No. 1, a geothermal well, encountered oil in cores of the Supai, as reported in the January 3, 1994 Oil and Gas Journal.

"Live" Permian Supai oil has also been found on a similar Laramide Age structure along the Arizona - New Mexico border. A shallow Permian test on the Ojo Caliente Anticline encountered oil stained Yeso (Supai) dolomites with a strong petroleum odor, bright yellow fluorescence and a streaming cut.

Supai dolomites have excellent reservoir quality with high porosities and good permeability, which can result in large reserves and high rates of production. A Permian Supai discovery was drilled by Ridgeway Petroleum on High Plains' St. Johns Prospect, and the productive Supai dolomites in that well had porosities ranging from 16% to 32%.  The dolomites in the Ojo Caliente well averaged 27%. A gas well that was drilled on High Plain’s Silver Creek Prospect in 1983 was cored, and it had an average porosity of 21%. The carbonates in the Supai can be vugular. The Amstrat log describes vugs lined with oil in the Supai in the Webb well. It is reasonable to expect vugular Supai on the Little Colorado. The average matrix permeability of the Supai dolomite in the Silver Creek well is 9.9 millidarcies. A Supai oil well should have a high initial rate of production that can be sustained at a lower, stabilized rate by influx from thick permeable carbonates, like the pay zones in the Permian Basin.

A thicker Pennsylvanian section with more carbonates than the Webb well is expected across the structure. Gravity data indicates that the sedimentary section is thinner over the north half of the structure and thickens appreciably over the southern part of the structure. Therefore, the Pennsylvanian, which is present in Webb's Precambrian test, may also thicken to the south. One strong indication of the thickening is that the Penn is 468 feet thick in the Webb well, and it is 623 feet thick to the southwest in Pan America Petroleum's New Mexico - Arizona Land Co. 8-1, which contains many more carbonates. Webb Resources had Geotronics analyze data, and they concluded that there is an anomaly covering 19 square miles with a probable Penn thickness of 600 feet. In Carr's prognosis for a test on his Goat Ranch Draw, he estimated that the Penn would be 625 feet thick.

The Penn produces the Paradox Basin in Northern Apache County. Closest Penn production would be the Dineh-bi-Keyah Field, which has produced over 17 million barrels of oil. Webb's 30-1 well had a show of an indeterminate nature in a basal conglomerate, arkose and limestone section from 3616 feet, and 53' that was tested and was tight. Pan Am’s B-1 well had gas shows a t two points in a similar zone at the base of the Penn, so that zone is prospective across this structure. Sumatra Energy's Santa Fe #1-17 well, which was drilled on  High  Plain's Concho  Prospect also encountered gas in the Pennsylvanian Naco. Since half of the wells penetrating the Perm have had “shows”, the Penn is also considered to be a primary objective on this prospect.

Two prospective Devonian formations may also be also be present on the structure, the Martin Dolomite and the McCracken Sandstone. The Precambrian test on the Silver Creek structure encountered gas in the Devonian, and one third of the Devonian penetrations in the basin have encountered shows of oil and/or gas. Therefore, the Devonian, if present, is another important objective. An oil seep is present where the Devonian outcrops west of Payson, and there are similar Devonian oil seeps at the outcrops along the Black River and north shore of Roosevelt Lake. Therefore, the Devonian contains oil over a broad area. Webb Resources' analysis of gravity data indicate that they expect 100 feet of deltaic sandstone in the Devonian, and Carr’s prognosis estimates that a well would encounter about 270 feet of Martin Dolomite and 50 feet of McCracken SS. In the article "Northeastern Arizona: Its oil, gas and Helium prospects", the authors, Brown and Lauth, define the area of this prospect as a potential producing area, and they mapped up to 250 feet of Devonian south of the river, where it is recommended that a test be located.

In addition to the nearby shows of oil and gas in the prospective zones, radiometric also indicates the presence of hydrocarbons. A radiometric anomaly exists which approximately conforms to the 5100 structural contour and encompasses eleven and one half (11-1/2) sections on the top of the structure, as it was mapped by Conley and Scurlock. That anomaly is most pronounced on the south half of the structure where there appears to be thickening of the sediments and where the Devonian may be present.

To test the whole Paleozoic section a well should be located on the southern part of the structure. The best location for such a test is in the northeast quarter (NE/4) of Section 10, T14N, R24E. Therefore, more than one well will be needed to adequately test the oil, gas and helium potential of this structure. Since the radiometric survey was on a widely spaced pattern and only gravity data is available to indicate the thickening, not precisely pin down a drill site location, it would be advisable to conduct a relatively low cost geochemical soil gas survey, or obtain seismic data ·with which to locate the initial test.

The size of this structure and the thickness of the prospective pay zones make the reserve potential of this prospect tremendous.  Based on analogy to production from the Pennsylvanian and Devonian Formations in the Paradox Basin in northern Apache County and the Four Corners Area, those formations each have the potential to contain recoverable reserves in excess of forty million barrels of oil (40,000,000 barrels). Volumetric reserves for the Permian Supai range from 171,000 Bbls per well to 457,000 barrels per well on 40 acre spacing with 90 feet of pay. The actual recoverable reserves in the Supai will depend largely on the porosity in the productive carbonates, which has ranged from 4.9% to 25.8% in available Supai cores. The total reserve potential of the Permian Supai is estimated to be somewhere between 49.2 million barrels and 84.1 million barrels.  In Warren Carr's letter to Mr. George Creager with Sunland Oil Corporation, who previously leased the state acreage on this structure, Carr stated, "There is concurrence with Mr. Somers' assessment of large reserves potential, though I think that 150 MM barrels is conservative".

The Helium Market

The demand for helium has outpaced availability. There have been numerous reports in the various media outlets describing this shortage. In some cases helium could not be provided at any price, and those companies or research programs which needed helium were forced to shut down. The worldwide demand for helium is increasing. The United States Department of Interior, Bureau of Land Management (BLM) operates the USA Helium Reserve which is near Amarillo Texas. This US reserve has supplied about 30% of the world's helium market. Other sources for helium are found in Australia, Algeria, Qatar, and Russia. Most often helium is found in low concentrations in some natural gas formations, and must be separated during natural gas processing. The United States Congress passed a law in 1996 which required the BLM to sell its helium in the reserve to repay the government for the expense of creating the reserve. This resulted in a relatively, some say artificially, low price for the rare resource. Outside of the Amarillo BLM reserve, the only current helium production in the USA is done in Wyoming by large natural gas refiners. Outages in this refinery, and other issues, have caused supply disruptions. Another natural gas refinery which will produce helium has been delayed in its commercial operation. As quoted in a recent study on helium "... Innovative uses for helium have also increased the demand; however supply is not sufficient to meet this demand. Wyoming, USA is the only place in the country where helium is produced. In other countries that produce helium, export is quite limited. Soon, helium will become expensive as supplies diminish, and these countries will stand to benefit from this set-up but this will be only for short term as helium reserve could soon dwindle. In fact, scientists estimate that that this will happen in about 25 years." - Peak Scientific June 14, 2013.

The price of crude helium (partially refined helium reaching a concentration in reservoir carrying gas of about 76% - 78%) has risen rapidly at the BLM Amarillo reserve to $84/1000 SCF in October 2013. The refining of helium to commercial grade quality (99.999% pure) is performed at only a few plants in the USA. Since helium becomes liquid at -452°F its refining requires cryogenic plants, although some refiners produce a lower grade quality, i.e. less pure. The wholesale price of commercial grade helium is considerably higher than the crude helium price, and the retail price is higher still. It is difficult for many helium customers to maintain their helium supply. Hence the concern of many end users is not so much the price of helium, but whether it can be obtained at all.

The estimated value of Grade-A helium (99.997% or better) extracted domestically during 2012 by private industry was about $830 million. Ten plants (five in Kansas, four in Texas, and one in Wyoming) extracted helium from natural gas and produced only a crude helium product that varied from 50% to 99% helium. Two plants (one in Colorado and one in Wyoming) extracted helium from natural gas and produced a Grade-A helium product. Six plants, (four in Kansas, one in Oklahoma, and one in Texas) accepted a crude helium product from other producers and the Bureau of Land Management (BLM) pipeline and purified it to a Grade-A helium product. Estimated 2012 domestic consumption of helium is 50 million cubic meters (1.8 billion cubic feet) and was used for cryogenic applications, 32%; for pressurizing and purging, 18%; for controlled atmospheres, 18%; for welding cover gas, 13%; leak detection, 4%; breathing mixtures, 2%; and other, 13%. - U.S. Geological Survey, Mineral Commodity Summaries, January 2013.

In 2012, BLM continued to use a pricing mechanism based on the requirements of the Helium Privatization Act of 1996. During 2012, BLM helium prices to non-government buyers increased to $2.73 per cubic meter ($75.50 per thousand cubic feet) of gas delivered. In 2013, increased cost recovery measures are expected to be implemented at various natural gas fields throughout the United States, including the Hugoton and Riley Ridge Fields. The AMFO conducted four open market helium offerings in FY 2012, selling a total of 58.2 million cubic meters (2,100 million cubic feet) of helium. By the end of the decade, international helium extraction facilities are likely to become the main source of supply for world helium uses. Seven international helium plants are in operation and more are planned for the next 3 to 5 years. Expansions to facilities are planned in Algeria and Qatar. Additionally, a new extraction facility associated with LNG production in Qatar is expected to be online within the next 2 years. In 2012, demand exceeded the ability of the BLM’s Crude Helium Enrichment Unit to supply its customers along the crude helium pipeline. As a result, the BLM allocated helium to the refiners along the pipeline. The shortage of helium and allocations are expected to continue in 2013 and may become greater as the storage reservoir production declines. - U.S. Geological Survey, Mineral Commodity Summaries, January 2013.

The Helium Stewardship Act of 2013, enacted in October of 2013 to avoid the “Helium Cliff” has as one of its goals “to maximize the total financial return to the taxpayer” through  sale by auction of helium contained in the Federal Helium Reserve, starting in 2014. The implementation of the congressional directive, and the resultant competitive bidding, is likely to result in higher helium prices.

World Production and Reserves:
	Production		Reserves
	2011	2012	e
United States (extracted from natural gas)	71	75	4,000
United States (from Cliffside Field)	59	60	(9)
Algeria	20	20	1,800
Canada	NA	NA	NA
China	NA	NA	NA
Poland	3	3	30
Qatar	13	15	NA
Russia	6	—	1,700
Other countries	NA	NA	NA
World total (rounded)	172	173	NA
e -   Estimated.
NA -  Not available.
 —  Zero.
1 Measured at 101.325 kilopascals absolute (14.696 psia) and 15 °C; 27.737 cubic meters of helium = 1 Mcf of helium at 70 °F and 14.7 psia.
2 Both Grade-A and crude helium.
3 Extracted from natural gas in prior years.
4 Grade-A helium.
5 Defined as imports – exports + adjustments for Government and industry stock changes.
7 Team Leader, Resources and Evaluation Group, Bureau of Land Management, Amarillo Field Office, Helium Operations, Amarillo, TX.
9 Included in United States (extracted from natural gas) reserves.

As of December 31, 2006, the total helium reserves and resources of the United States were estimated to be 20.6 billion cubic meters (744 billion cubic feet). This includes 4.25 billion cubic meters (153.2 billion cubic feet) of measured reserves, 5.33 billion cubic meters (192.2 billion cubic feet) of probable resources, 5.93 billion cubic meters (213.8 billion cubic feet) of possible resources, and 5.11 billion cubic meters (184.4 billion cubic feet) of speculative resources. Included in the measured reserves are 0.67 billion cubic meters (24.2 billion cubic feet) of helium stored in the Cliffside Field Government Reserve, and 0.065 billion cubic meters (2.3 billion cubic feet) of helium contained in Cliffside Field native gas. The Hugoton (Kansas, Oklahoma, and Texas), Panhandle West, Panoma, Riley Ridge in Wyoming, and Cliffside Fields are the depleting fields from which most U.S.-produced helium is extracted. These fields contained an estimated 3.9 billion cubic meters (140 billion cubic feet) of helium. Helium resources of the world, exclusive of the United States, were estimated to be about 31.3 billion cubic meters (1.13 trillion cubic feet). The locations and volumes of the major deposits, in billion cubic meters, are Qatar, 10.1; Algeria, 8.2; Russia, 6.8; Canada, 2.0; and China, 1.1. As of December 31, 2010, the AMFO had analyzed about 22,000 gas samples from 26 countries and the United States, in a program to identify world helium resources. - U.S. Geological Survey, Mineral Commodity Summaries, January 2013

Substitutes: There is no substitute for helium in cryogenic applications if temperatures below –429 °F are required. Argon can be substituted for helium in welding, and hydrogen can be substituted for helium in some lighter-than-air applications in which the flammable nature of hydrogen is not objectionable.

Patents, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

Employees

We currently have no employees.

DESCRIPTION OF PROPERTY

The following table contains the Legal Description of the Company’s working interest lease holdings. Lease holdings have been filed and recorded by the Apache County Recorder.

United Helium, Oil, and Gas Lease Holding

35,742.0 Acres - October 10, 2013

Township	Range	Section	Description	Acres	Lessee	Lease #	Total Acreage	Working Interest

20N	26E	26	E2	320.0	State of Arizona	13-114709	2,556.3	80.00%
20N	26E	28	SE SESW	200.0
20N	26E	28	W2W2	160.0
20N	26E	32	(NE SW W2SE SESE M&B IN NW)	596.3
20N	26E	34	All	640.0
20N	26E	36	All	640.0
19N	26E	2	lots 1 thru 4, S2N2, S2	637.6	State of Arizona	13-114485	1,997.6	80.00%
19N	26E	4	lots 1 thru 4, S2N2, SE	480.0
19N	26E	10	NE, N2SE	240.0
19N	26E	12	All	640.0
21N	26E	36	All	640.0	State of Arizona	13-116438	1,280.0	80.00%
21N	27E	32	All	640.0
20N	26E	2	All	655.0	State of Arizona	13-117068	655.0	80.00%
14N	24E	6	All	711.0	State of Arizona	13-117191	2,607.0	87.50%
14N	24E	8	All	640.0
14N	24E	10	All	625.0
14N	24E	16	S	631.0
12N	24E	1	All	596.0
12N	24E	3	All	572.0
12N	24E	4	All	557.0
12N	24E	10	All	640.0
12N	24E	11	All	637.0
12N	24E	12	All	641.0
12N	24E	13	All	644.0
12N	24E	15	All	640.0
12N	25E	5	All	614.0
12N	25E	7	All	422.0
12N	25E	9	All	655.0
12N	25E	17	All	664.0
13N	24E	20	All	652.0
13N	24E	21	All	652.0
13N	24E	27	All	655.0
13N	24E	29	All	654.0
13N	24E	33	All	652.0
13N	24E	34	All	656.0
13N	24E	35	All	654.0
13N	25E	1	All	822.0
13N	25E	3	All	655.0	HNZ Potash	Private	26,646.0	87.50%
13N	25E	31	All	659.0
14N	24E	1	All	645.0
14N	24E	3	All	637.0
14N	24E	11	All	646.0
14N	24E	13	All	640.0
14N	24E	9	All	637.0
14N	24E	15	All	648.0
14N	25E	5	All	628.0
14N	25E	7	All	697.0
14N	25E	9	All	623.0
14N	25E	15	All	628.0
14N	25E	17	All	635.0
14N	25E	18	All	704.0
14N	25E	19	All	709.0
14N	25E	21	All	637.0
14N	25E	22	All	639.0
14N	25E	27	All	647.0
14N	25E	28	All	644.0
14N	25E	29	All	640.0
15N	24E	4	N2, SE4	482.0
15N	24E	10	S2, NE4	487.0

SHELL COMPANY STATUS

We believe we are a not a shell company as defined by Rule 405 of the Securities Act  which defines the term “shell company” as a registrant, other than an asset-backed issuer, that has:

(1)  No or nominal operations; and
(2)  Either:
(i)    No or nominal assets;
(ii)   Assets consisting solely of cash and cash equivalents; or
(iii)  Assets consisting of any amount of cash and cash equivalents and nominal other assets.

Likewise, we believe we are not a shell company pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), under which a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets.

Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act.

We believe the requirement to file Form 10 information has been satisfied by the filing of this registration statement on Form S-1.

LEGAL PROCEEDINGS

There are no current, past, pending or threatened legal proceedings or administrative actions either by or against the issuer that could have a material effect on the issuer’s business, financial condition, or operations.

MARKET FOR COMMON EQUITY AND OTHER RELATED STOCKHOLDER MATTERS

As of October 31, 2013, we have a total of 115 holders of common shares, including the Company’s officers/directors. No other classes of stock have been issued.

There is no current public market for our securities. As our stock is not publicly traded, investors should be aware they probably will be unable to sell their shares and their investment in our securities is not liquid. We anticipate applying for quoting of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares of common stock will be quoted on the OTCBB or, if quoted, that a public market will materialize.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

Except for historical information, the following Plan of Operation contains forward-looking statements based upon current expectations that involve certain risks and uncertainties. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, (e) our anticipated needs for working capital, (f) our lack of operational experience and (g) the benefits related to ownership of our common stock. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur as projected.

Plan of Operation

The UHEI Business Plan is accomplished in 3 phases. The first priority will be the identification of recoverable reserves, then the construction production systems, and followed by production operations. Although oil discovery and production is likely, it is ignored in the 3-Step Plan.

Phase 1.   Establish Recoverable Reserves
(a) Determine recoverable helium reserves using existing wells – Cost estimate $600,000.
(b) Determine additional recoverable helium reserves by drilling exploratory wells into virgin structures – Cost estimate $4,973,208.

Phase 2.   Construct Production and Processing Infrastructure
(a) Fabricate wellfield mobile helium refining cryogenic unit – Cost estimate $19,764,923.
(b) Drill and complete production wells and supporting infrastructure – Cost estimate $5,007,555.

Phase 3.   Produce and Market Helium
(a) Operate production and processing systems.
(b) Transport Helium to market.

Estimated schedule to complete the above work scope is 16 months, with commercial helium production occurring thereafter.

The energy sector requires significant investments before revenue production, and the oil and gas industry is well known for its capital intensity and revenue production ability. UHEI is an oil and gas company, with the added value of vertical integration of the helium contained within its working interest lease holdings. This added value, also created the added challenge of financing helium refining capacity. United Helium plans to raise the required capital by the following methods:
i.	Issuance of common stock
ii.	Issuance of preferred stock
iii.	Selling a working interest in specific wells
iv.	Creation of Joint Ventures
v.	Debt financing

Phase I – Establish Helium, Oil, and Gas Reserves

1.
A work-over rig will be engaged to complete the testing of the existing wells: Pinta Dome Hortenstine 35-1 and Oso Draw 17-1 wells. An oilfield service contractor will be engaged to perforate zones of interest. Testing will be conducted on zones of interest and a third party engineering firm will be engaged to establish reserves (helium, oil, and/or natural gas) in these fields.

2.	An exploratory well will be drilled into the Manuel Seep (private land) to bedrock. Testing and evaluation of all zones of interest and engineering reserve report created.

3.	A well will be drilled into the Oso Draw structure (private land) to bedrock. Testing and evaluation of zones of interest below 2300 feet and a reserve report created.

4.
An exploratory well will be drilled into the Little Colorado structure (private land) to bedrock. Testing and evaluations in zones of interest will be performed by oilfield service contractors. A reserve report will be created.

5.	Permits to drill on the Navajo Anticline will be prepared. This will required an Environmental Assessment including archeological evaluation.

6.	Three wells will be drilled into the Navajo Anticline and a third party engineering firm will be engaged to determine helium reserves.

The goal of the Phase 1 work scope will be to create the foundation and security needed for financing Phase 2. During the Phase 1 work, the volume of the reserves (helium, oil and/or natural gas) will established by a third party engineering firm with recognized industry credentials. Confirmed recoverable helium reserves are a vital asset to secure funding for field development and helium refining equipment in Phase 2. Additionally, the competition of Phase 1 will also produce the crucial accomplishment by the Company of drilling and completion of helium wells; and the classification of these wells to production ready. Sources for funding of Phase 2 may include loans to the Company or loan guarantees by strategic alliances. The information obtained in Phase 1 will create the foundation for field development and its definitive cost, schedule, and projected economic performance of each field to be developed.

Phase II – Construction: Production Wells & Field Collection Network, Fabrication MLHP Unit (s).

1.
Each production well on the Manuel Seep is estimated to cost $1,064,000. At this time, based upon the geologic analysis performed by Mr. Somers, the Manuel Seep may contain significant quantities of oil, natural gas, and helium.

2.
Each production well on the Oso Draw is estimated to cost $1,064,000. At this present time and based upon the geologic analysis performed by Mr. Somers & Mr. LeBlanc, the Oso Draw may contain significant quantities of oil, natural gas, and helium.

3.
Each production well on the Little Colorado is estimated to cost $1,064,000. At this present time and based upon the geology of the area, the Little Colorado may contain significant quantities of oil, natural gas, and helium.

4.
Each production well on the Pinta Dome is estimated to cost $482,000. At this present time the estimated reserve capacity of the Pinta Dome is estimated to be between 2 BCF and 6 BCF (gas @ 8.2% helium).

5.	Each production well on the Navajo Anticline is estimated to cost $482,000. There is no estimated basis for the reserves on this structure.

6.
The estimated cost to fabricate, transport, and commission each MLHP unit is $19,764,923 million for the production of commercial grade helium (99.999%). Fabrication times are estimated to be 9 months, and transport & commissioning time 3 months. An allowance for contingency will be 3 months for unforeseen challenges. Helium production will commence 12-15 months after equipment order is placed.

Phase III: Commercial Operations

1.	Each MLHP unit (at this time) will be capable of producing about 300,000 scf per day of commercial grade helium.

2.
The MLHP capacity factor or reliability is estimated to be 90%, based upon other cryogenic plants. The primary historical cause for refining equipment down time has been power quality (power interruptions). The Company plans to incorporate 2 – 100% capacity electric generation units for power requirements and not use grid power. The decision not to use grid power is due to cost, time to construct service, and power reliability on rural primary feeders.

3.	Annual operation days are estimated at 329 which is projected to produce 105.7 million cubic feet per annum of commercial grade helium, per MLHP.

4.	The Company will obtain tube trailers and over the road tractors to convey helium from the MLHP directly to customers.

5.
Oversight of helium processing equipment and wellfield operations will be performed both locally and remotely. An operating staff on location will be responsible for security, minor maintenance, and operation. An up-link data acquisition, monitoring, and control interaction will link field operations to a 24-hour per day operations center, which will also monitor tube trailer activities for dispatch.

6.
Gas production from the wellhead will be monitored by flow meters and gas chromatographs (gas composition for MLHP operations and Royalty and Overriding Royalty payments (ORRI). Payments for Royalty and ORRI will be based upon the BLM Crude Helium Price Index, for as long as it is in existence.

7.
The Company will have an administrative staff for compliance of regulatory matters, licensing, permits, SEC filings, accounting, environmental, safety,  engineering, insurance, community communications, geology, leasing of mineral rights, shareholder relations, operations, and maintenance.

Revenue

Sales of commercial grade helium are anticipated to reflect the diminishing worldwide recoverable reserves. The ability of the Company to dispatch mobile helium refining equipment to stranded and/or small gas fields creates a favorable position for future addition MLHP units. Helium revenue are based upon a single MLHP unit processing a 90% nitrogen and 8.2% helium content gas (typical for Holbrook North). Using the 105.6 million cubic feet per year production from a single MLHP, and helium selling price $450 per 1000 cubic feet price for 2013 (escalated at 5% per annum), the IRR is projected to be 75% with total capital investment depreciation of field development and refining equipment. Using these same assumptions but decreasing the helium selling price to $338, the IRR is projected to be 28% with total capital investment depreciation of field development and refining equipment. The revenue projections are totally dependent upon the confirmed reserve analysis of the Phase 1 work scope. The Company will produce helium from its working interest lease holdings at a rate which will not discourage conservation of this vital resource, and will encourage its true economic value in its customer use.

Each oil and gas lease the Company enters into will have specific requirements for Royalty, over-riding Royalty interest (ORRI), and net revenue interests (NRI). At this time the Royalty and ORRI payment will be based upon the BLM Crude Helium Price Index. The value proposition for the owner of mineral rights for this payment for royalties is that it is based upon a partially refined gas stream of about 76% helium, which is significantly greater than the as found concentration in the production field. The NRI calculation is based upon the BLM Price Index, less production costs and royalty payments. The Company’s revue for helium will be based upon the selling price of helium to its customer, which will be significantly higher in price and reflect market conditions. Gas from fields that contain helium will be processed using the United Helium MLHP (Mobile Liquid Helium Processing) units to 99.999% commercial quality and transported directly to market. The current wholesale price for helium has been volatile in 2013. Based upon current industrial information selling price is up to $600 per 1000 SCF.

Should oil be discovered and produced, it is anticipated that oil will be sold to Gallup, New Mexico refineries. Produced natural gas will be used for the generation of electric energy for internal operations and, if practical, processed into higher value products than pipeline sales. Condensates from produced gas will also likely be processed and sold to Gallup, New Mexico refineries.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us on which to base an evaluation of our performance. We are a developmental stage company and have not generated revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, and possible cost overruns due to increases in the cost of services. To become profitable and competitive, we must receive additional capital. We have no assurance that future financing will materialize. If that financing is not available we may be unable to continue operations.

Results of Operations

No Comparisons are available as this is the Company’s first year of Operation. Minimal sales or income was recorded for the nine month period.

Operating Costs and Expenses

Operating costs for six months of operations ended October 31, 2013 totalled $25,813. This included $23,325 in professional fees and $2,488 in general and administrative costs.

Liquidity and Capital Resources

As of October 30, 2013, our cash balance is $18,037. We believe that our cash balance in conjunction with additional capital to be raised and/or advances from our principal shareholders and officers, the Company shall be able to sufficiently fund our limited levels of operations until the end of our fiscal year, however no assurance can be given that additional capital and/or advances can be raised during the period. We are a developmental stage company and have generated no revenue from inception to date. We expect to raise additional capital to have adequate funds available to pay for our minimum level of operations.

Our auditor has issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated revenues and no revenues are anticipated until we begin selling supplements. There is no assurance we will ever reach that stage.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Going Concern

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with our financial statements. From April 9, 1998 (inception) through April 30, 2013, the Company raised initial working capital through the sale of common stock borrowings. The Company's ability to continue as a going concern is dependent upon raising additional capital and achieving profitable operations through the consummation of a business combination with an operating entity. There is no assurance that the Company will be successful in its efforts to complete a business combination, raise additional working capital, or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As a result of events beginning September 11, 2001 the company discontinued operations and remained dormant.  Because the Company failed to make the required filings with the SEC after its form 10-QSB for the period ended January 31, 2001 the SEC, on October 31, 2012, ordered that the Company bring its filings current or withdraw its registration.  Accordingly, with the Company’s offer and consent, on November 28, 2012 its registration with the SEC was revoked.  The Company is now in the process of reestablishing itself.

Management plans to seek funding from its shareholders and other qualified investors to pursue its business plan of developing production of helium and other hydrocarbon substances.  As of the date of these statements the Company has acquired working interest of 80% to 87.5% for the production of oil, gas, helium and other hydrocarbon substance on over 35,300 acres.

Significant Accounting Policies

Financial Statement Presentation

The balance sheet presentation herein includes all assets and liabilities at historical cost.  The Company is in the development stage and has issued stock for the acquisition of various entertainment and recording companies the Company capitalized those costs at the fair market value of the stock issued at the date of acquisition.  The Company has on occasion issued shares of its common stock in exchange for certain services from the Company’s Officers and Directors, business consultants and vendors.  The stock has been issued at the fair-valued-based method.  The cost of these services has been expensed in the period when the services were performed.  No costs of services that were paid with stock have been capitalized.

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Fiscal Year

The Company operates on an April 30 fiscal year end.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Revenue Recognition

Revenues from services are recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable, services have been rendered, payment has been contractually earned and it is reasonably assured that the related receivable or unbilled revenue is collectable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. Fair value of financial instruments is the amount at which the instruments could be exchanged in a current transaction between willing parties. The Company considers the carrying amounts of cash, certificates of deposit, accounts receivable, accounts payable, notes payable, related party and other payables, customer deposits, and short term loans approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. The Company considers the carrying amount of notes payable to approximate their fair values based on the interest rates of the instruments and the current market rate of interest.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods reported.

Loss per Share

The Company reports loss per share using a dual presentation of basic and diluted loss per share.  As of October 31, 2013, there were no common stock equivalents.

Stock Based Compensation

The Company has on occasion issued equity and equity linked instruments to non-employees in lieu of cash to various vendors for the receipt of goods and services and, in certain circumstances the settlement of short-term loan arrangements.    The applicable GAAP establishes that share-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Exploration Stage Company

The Company complies with Accounting Standards Codification (ASC) Topic 915 for its characterization of the Company as exploration stage.

The Company is subject to several categories of risk associated with its development stage activities.  Mineral exploration and production is a speculative business, and involves a high degree of risk.  Among the factors that have a direct bearing on the Company’s prospects are uncertainties inherent in estimating mineral deposits, future mining production, and cash flows, particularly with respect to properties that have not been fully proven with economic mineral reserves; access to additional capital; changes in the price of the underlying commodity; availability and cost of services and equipment; and the presence of competitors with greater financial resources and capacity.

Hydrocarbon Property Costs

Oil, gas, casing head gas and other hydrocarbon substances property exploration costs are expensed as incurred.  Hydrocarbon property acquisition costs are initially capitalized when incurred.  The Company assesses the carrying costs for impairment at each fiscal year end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate.  Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed.  Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.  Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

Asset Retirement Obligation

The Company records asset retirement obligations as a liability in the period in which a legal obligation associated with the retirement of tangible long-lived assets result from the acquisition, construction, development and/or normal use of the assets.  At October 31, 2013 the Company had not undertaken any drilling activity on its properties and had not incurred significant reclamation obligations. Consequently no asset retirement obligation was accrued in the October 31, 2013 and April 30, 2013 financial statements.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICER AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers. Also the principal offices and positions with us held by each person and the date such person became our directors and executive officers. Our executive officers were appointed by our Board of Directors. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. There are no family relationships among our directors, and executive officer.

Name	Age	Position	Date
Peter Trimarco	56	President, Director	June 2013
Raymond S. Hobbs	65	Chief Executive Officer, Director	June 2013
Gordon E. Dudley	64	Secretary, General Counsel, Director	June 2013
John F. Boyle	61	Vice President of Engineering & Operations	June 2013
Gordon LeBlanc, Jr.	61	Chief Geologist, Director	June 2013

Raymond S Hobbs - Chief Executive Officer and Director

Ray has a distinguished career in the energy sector. He has served on the Board of Directors of industry organizations based in Washington DC. His professional career in energy has included management, finance, contracts, engineering, construction, operation, and R&D. He has been the Principal Investigator in numerous US Department of Energy research projects dealing with advanced energy systems, energy storage, advanced fuels, and carbon management. Ray has received several environmental awards including the Platt's 2006 Global Energy Award for "Emissions Energy Project of the Year". He has participated in committees for the Western Governors Association on advance coal technologies and transportation fuels. He has participated in technical committees for the US Department of Energy, Society of Automotive Engineers, Electric Power Research Institute, Edison Electric Institute, Underwriters Laboratory, National Hydrogen Association, and United States Technical Advisory to the European IEC. Ray has been issued 9 patents. He authored & co-authorized numerous technical papers and is a contributing author for two books dealing with automotive electronics.  Ray is a graduate of West Virginia University where is received undergraduate degrees in Aerospace Engineering and Mechanical Engineering. He received his MBA from New Mexico Highlands University. Ray is a licensed Professional Engineer in the states of Colorado and Arizona.

Peter Trimarco - President and Director

Peter is a successful public relations and publishing professional with extensive experience in corporate branding and management. His tenure as CEO of smaller public companies and in international commerce has provided a unique balance to his expertise in media, as both a publisher and executive producer. Peter brings to United Helium, Incorporated a good deal of practical knowledge and experience in mergers, acquisitions and communications as it relates to managing a publicly listed corporation.

As a media and entertainment industry professional for over two decades, Peter Trimarco served as Publisher of “Moving Pictures Magazine” and “Beyond Cinema” a publication launched in partnership with the Association of Film Commissioners International (AFCI). He has successfully fostered business relations between international media, prominent film and video production companies, and both national and provincial government agencies.

Prior to publishing, Peter established himself as a successful music industry executive and founding partner of Fahrenheit Records and Americana Records®. As President of Fahrenheit Entertainment, he successfully orchestrated the company’s merger with Finer Arts Records and its acquisition of an international distribution company, before taking the corporation public.

Peter’s tenure in production, business and public relations culminated in being an industry spokesperson on, intellectual property rights and internet media download trends; as a featured guest on National Public Radio’s “Fresh Air” and interviews with the Wall Street Journal, The Washington Post, USA Today, London Financial Times, LA Times and CNN.

Gordon Dudley - Corporate Secretary and Director, General Counsel

 Mr. Dudley received his undergraduate Bachelor of Science degree, with distinction, from Arizona State University in 1971.  In 1974 he obtained his Juris Doctorate degree, also with distinction, from the University of Arizona College of Law, where he was an associate editor of the Arizona Law Review and a member of the Order of the Coif.  He served as a Judge Advocate in the United States Marine Corps from 1974 to 1978 before returning to Arizona.

Mr. Dudley provides both litigation and transactional experience.  He has 35 years of civil litigation experience in both state and federal courts. He has concentrated his litigation practice primarily on commercial litigation matters.  During this time Mr. Dudley also provided transaction related services in a broad variety of commercial areas, including contract preparation and mergers and acquisitions. For several years he has be involved in alternative energy, oil and gas, and sustainable energy related matters.

John F. Boyle, P.E. - Vice President of Engineering & Operations

John is an American Society of Mechanical Engineers (ASME) Senior Fellow.  John has a distinguished technical and engineering career in the industrial gas industry. Responsibilities have included application system engineering, design, market assessments, site and system safety reviews, and work process improvement.  He is a Member of ASME B31.12 Hydrogen Sub-committee and ASME Hydrogen Infrastructure Subcommittee. John has directed marketing and sales of cryogenic and industrial gas equipment product lines including Liquid Helium Cold Boxes, Air Separation Cold Boxes, Vacuum Insulated Piping Systems, Cryogenic tank, tanker repair, identified, and developed new products and services including UHP/semiconductor product line and Cryogenic Cold Box fabrication.  John has overseen the engineering of hydrogen production, storage, and dispensing system including the activities of creating process flow diagrams, component specifications, hydrogen production units design, installation procedures, inspection procedures, design standards, Hazards Assessment, and code compliance analysis. John has performed the same activities in the creation of a high pressure and high temperature hydrogen gasifier under a United States Department of Energy Research Contract.  During his 18 years career at Air Products & Chemicals he held numerous responsible positions including; the General Manager for the Engineered Systems & Welding Products Division ($40MM annual revenue); Engineering Services Manager for the Industrial Gas Division with 55 field offices and their field staffs in the USA and worldwide (Semiconductor and Advanced System design & installation, including Liquid Hydrogen Tanks, High Pressure Hydrogen storage systems and compressors, Specialty Gas and Ultra High Purity Semiconductor gas storage and delivery systems); and Manager of Equipment Technology in the Applied Research & Development Group (40 - person staff). John is a member of the National Association of Professional Engineers (license no.  PE- 029479 - E), Instrument Society of America, American Society of Mechanical Engineers, Member ASME B31.12 Hydrogen Standards, and National Fire Protection Association. John received his MBA from Lehigh University, and his Bachelor & Masters in Mechanical Engineering from Dartmouth College.

Consultants

Dr. John Barclay - Technical Advisor for Helium Liquefaction Process & Equipment

Dr. Barclay is recognized internationally as an expert in advanced refrigeration/liquefaction technology, cryogenic engineering, and small-scale commercial liquid natural gas (LNG) energy systems. He has a proven record of innovation, with over 150 papers and 25 patents either issued or pending.  Dr. Barclay was an 8-year member of the Board of Directors and Past President of the Cryogenic Engineering Conference and is presently a member of several professional organizations. In the last 18 years of his career he helped develop three innovative small scale companies; the Founder and Chief Technology Officer at Prometheus Energy Group Inc. (acquired by Shell Oil), Founder & CEO at CryoFuel Systems, and Founder and Chief Technical Officer of  Emerald Energy NW. He has been a tenured professor in the Physics and Mechanical Engineering Departments at two different universities; a senior staff scientist at Los Alamos National Laboratory (LANL), and the Director of the Advanced Technology Center for a major WI-based aerospace company.  At the Advanced Technology Center in Madison, Dr. Barclay led the team that received the “Best Technical Achievement in Cryo-coolers for 1989” award from the U.S. Strategic Defense Initiative Office. During his tenure at LANL he worked on advanced liquid helium and liquid hydrogen liquefaction methods on various projects for EPRI (Electric Power Research Institute), NASA (National Aeronautics & Space Administration), DARPA (Defense Advanced Research Project Agency), United States Air Force, and the United Department of Energy.  Among his accomplishments, he received the “Patent of the Year Award” from LANL. Dr. Barclay is the co-inventor of the an innovative technique called active magnetic regenerative liquefier that has been steadily developed over two decades from the original concept into a promising commercial liquefier with significantly higher efficiency than conventional gas-cycle liquefiers. The United States Department of Energy is presently sponsoring the development of the engineering prototype. John Barclay received his Bachelors of Science degree in Chemistry from the University of Notre Dame, his PhD from the University of California, Berkeley.

Gordon M. LeBlanc, Jr. - Chief Geological Consultant

Gordon M. LeBlanc, Jr., is a third generation member of the oil and gas industry with over thirty-five years of experience as an oil and gas operator and geological consultant. During the past twenty-five years, Mr. LeBlanc has focused his oil, natural gas and helium exploration and development efforts in the US Southwest, principally Arizona, New Mexico, Nevada and Utah.

Mr. LeBlanc majored in petroleum geology at Centenary College of Louisiana.

EXECUTIVE COMPENSATION

Summary Compensation

Our officers currently receive no compensation, but will be adequately compensated when operations commence. The current Board of Directors is comprised of four (4) Directors, which currently receive no compensation, but will be adequately compensated when operations commence.

Summary Compensation Table – For the interim period ending October 31, 2013

Name & Principle Position	Year ($)	Salary ($)	Other Annual Compensation Bonus ($)	Restricted Stock (Shares)	Options Awards (Shares)	LTIP SARs ($)	Payouts ($)	All Other Compensation ($)
Ray Hobbs	0	0	0	2,000,000	0	0	0	0
Peter Trimarco	0	0	0	750,000	0	0	0	0
Gordon Dudley	0	0	0	2,000,000		0	0	0
Gordon LeBlanc, Jr.	0	0	0	5,550,000		0	0	0

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the Company or any of its subsidiaries, if any.

Employment Agreements

We have no employment agreements.

Stock Option Plan

None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table presents certain information regarding the beneficial ownership of all shares of common stock at the date of this prospectus, for each executive officer and director of our Company and for each person known to us who owns beneficially more than five percent (5%) of the outstanding shares of our common stock. The percentage ownership shown in such table is based upon the 115,078,000 common shares issued and outstanding.

Name and Address Beneficial Owner	No. of Shares Before Offering	No. of Shares After Offering	Percentage of Before Offering	Ownership After Offering
Mesquite Energy Partners, LLC 7109 E 2nd Street, Suite G Scottsdale, AZ 85251	60,000,000	50,000,000	52.138%	43.449%
Gordon M. LeBlanc, Jr. 5527 E Camelback Road Phoenix, AZ 85018	5,550,000	5,550,000	4.82%	4.82%
Raymond S Hobbs 11403 W Rosewood Dr. Avondale, AZ 85392	2,000,000	2,000,000	1.74%	1.74%
Gordon E Dudley 7109 E 2nd Street Scottsdale, AZ 85251	2,000,000	2,000,000	1.74%	1.74%
John Francis Boyle 4848 Canterbury Dr. Emmaus, PA 18049	250,000	225,000	0.217%	0.196%
Peter Gerard Trimarco 10266 Celestine Place Parker, Colorado 80134	750,000	675,000	0.651%	0.587%

(1) Each of the persons named above may be deemed to be a "parent" and “promoter" of the Company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his direct holdings in the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

The Company obtained is working interests in the Oil and Gas leaseholds described in this registration statement from Mesquite Energy Partners, LLC. The Company obtained its working interest in the Holbrook North area in consideration for the issuance of 60,000,000 shares of stock to Mesquite Energy Partners.  The Company received its working interest in Holbrook Central from Mesquite Energy Partners in consideration for $29,253.00 or one dollar per acre.

Advances from stockholder

Gordon LeBlanc, Jr. $3350.00
Ray Hobbs $ 1000.00

Director Independence

Currently, the Company does not have any independent directors serving on the board of directors. Further, at this time the Company does not have a policy that its directors or a majority be independent of management as the Company has at this time only three directors. It is the intention of the Company to implement a policy that a majority of the Board members be independent of the Company’s management as the members of the board of directors increases.

REPORTS TO SECURITY HOLDERS

1. The Company will furnish shareholders with audited annual financial reports certified by independent accountants if available, and, at its discretion, may furnish unaudited quarterly financial reports.

2. The Company is not a reporting company, and, therefore, we do not currently file reports with the SEC.

3. The public may read and copy any materials filed with the Commission at the SEC's Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically at http://www.sec.gov. Additionally, the Company may make its reports available on our website at www.unitedhelium.com.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

United Helium, Incorporated
(Formerly known as Cayenne Entertainment, Inc.)
(An Exploration Stage Company)

October 31, 2013

Index to Financial Statements

Contents	Page(s)
Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet at April 30, 2013 and April 30, 2012	F-3

Statement of Operations for the Period from April 9, 1998 (inception) through April 30, 2013	F-4

Statement of Stockholders’ Deficit from April 9, 1998 (inception) through April 30, 2013	F-5

Statement of Cash Flows for the Period from April 9, 1998 (inception) through April 30, 2013	F-7

Notes to the Financial Statements	F-8

Financial Statements for the Interim Period Ended October 31, 2013 and for the Period from April 9, 1998 (inception) through April 30, 2013 (Unaudited)	F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors/Audit Committee
Cayenne Entertainment, Inc.
(subsequently known as United Helium, Incorporated)

We have audited the accompanying balance sheet of Cayenne Entertainment, Inc. (a Colorado corporation and an exploration stage company) as of April 30, 2013 and 2012, and the related statement of operations, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on my audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cayenne Entertainment, Inc. as of April 30, 2013, and 2012 and the related statement of operations, stockholders’ equity, and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern.  As discussed in the Note 1 to the financial statements, the Company has sustained losses since inception and has no operations.  This raises substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

Shelley International CPA

//ss// Mark Shelley

October 30, 2013
Mesa, Arizona

Cayenne Entertainment, Inc.
(An Exploration Stage Company)

Audited Balance Sheets

	April 30,	April 30,
	2013	2012
ASSETS
Current Assets
Cash	$-	$-
Total Current Assets	$-	$-

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accrued Liabilities	$-	$962,842
Notes Payable	-	460,879
Total Liabilities	-	1,423,721

Stockholders' Equity
Preferred Stock, authorized
5,000,000 shares, no par value,
issued and outstanding on
April 30, 2013 and 2012
is zero shares respectively	-	-

Common Stock, authorized
50,000,000 shares, no par value,
issued and outstanding on
April 30, 2013 and 2012 is 50,000,000
and 11,576,500 shares respectively	1,542,793	26,904

Additional Paid in Capital	2,058	2,058
Deficit Accumulated During the
Development Stage	(1,544,851)	(1,452,683)
Total Stockholders' Equity	-	(1,423,721)
Total Liabilities and Stockholders' Equity	$-	$-

The accompanying notes are an integral part of these statements

Cayenne Entertainment, Inc.
(An Exploration Stage Company)

Audited Statements of Operations

			April 9, 1998
	Year Ended		(Inception) to
	April 30,		April 30,
	2013	2012	2013

Income
Income	$-	$-	$-

Operating Expenses
General and Administrative	-	-	484,128
Professional Fees	-	-	5,713
Total Expenses	-	-	489,841
Net Loss from Operations	-	-	(489,841)

Other Income and (Expenses)
Interest Expense	(92,168)	(92,421)	(1,055,010)
Net Loss before Income Tax	(92,168)	(92,421)	(1,544,851)
Income Tax	-	-	-
Net Income/(Loss)	$(92,168)	$(92,421)	$(1,544,851)

Basic and Diluted
(Loss) per Share	$(0.01)	$(0.01)

Weighted Average
Number of Shares	11,576,500	11,576,500

The accompanying notes are an integral part of these notes

Cayenne Entertainment, Inc.
(An Exploration Stage Company)

Audited Statement of Stockholders' Equity

April 9, 1998 (Inception) to April 30, 2013

	Preferred Stock		Common Stock		Paid in	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, April 9, 1998	-	$-	-	$-	$-	$-	$-

Common shares issued to founders for service	-	-	1,000,000	500	-	-	500
Net (Loss)						(588)	(588)

Balance, April 30, 1998	-	-	1,000,000	500	-	(588)	(88)

Common shares issued for cash	-	-	230,000	2,300	-	-	2,300
Contributed Capital				-	773	-	773
Net (Loss)						(1,203)	(1,203)

Balance, April 30, 1999	-	-	1,230,000	2,800	773	(1,791)	1,782

Contributed Capital				-	600		600
Net (Loss)						(3,289)	(3,289)

Balance, April 30, 2000	-	-	1,230,000	2,800	1,373	(5,080)	(907)

Merger and Acquisitions			9,259,500	24,104	685	-	24,789
Common shares issued for service			1,087,000	-	-		-
Net (Loss)						(23,882)	(23,882)

Balance, April 30, 2001	-	-	11,576,500	26,904	2,058	(28,962)	-

Net Income/(Loss)						(501,282)	(501,282)

Balance, April 30, 2002	-	-	1,576,500	26,904	2,058	(530,244)	(501,282)

Net Income/(Loss)						(92,168)	(92,168)

Balance, April 30, 2003	-	-	11,576,500	26,904	2,058	(622,412)	(593,450)

Net Income/(Loss)						(92,421)	(92,421)

Balance, April 30, 2004	-	-	11,576,500	26,904	2,058	(714,833)	(685,871)

Net Income/(Loss)						92,168)	(92,168)

Cayenne Entertainment, Inc.
(An Exploration Stage Company)

Audited Statement of Stockholders' Equity

April 9, 1998 (Inception) to April 30, 2013

	Preferred Stock		Common Stock		Paid in	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, April 30, 2005	-	-	11,576,500	26,904	2,058	(807,001)	(778,039)
Net Income/(Loss)						(92,168)	(92,168)

Balance, April 30, 2006	-	-	11,576,500	26,904	2,058	(899,169)	(870,207)
Net Income/(Loss)						(92,168)	(92,168)

Balance, April 30, 2007	-	-	11,576,500	26,904	2,058	(991,337)	(962,375)

Net Income/(Loss)						(92,421)	(92,421)

Balance, April 30, 2008	-	-	11,576,500	26,904	2,058	(1,083,758)	(1,054,796)
Net Income/(Loss)						(92,168)	(92,168)

Balance, April 30, 2009	-	-	11,576,500	26,904	2,058	(1,175,926)	(1,146,964)

Net Income/(Loss)						(92,168)	(92,168)

Balance, April 30, 2010	-	-	11,576,500	26,904	2,058	(1,268,094)	(1,239,132)

Net Income/(Loss)						(92,168)	(92,168)

Balance, April 30, 2011	-	-	11,576,500	26,904	2,058	(1,360,262)	(1,331,300)

Net Income/(Loss)						(92,421)	(92,421)

Balance, April 30, 2012	-	-	11,576,500	26,904	2,058	(1,452,683)	(1,423,721)

Common shares to settle debt			38,423,500	1,515,889			1,515,889
Net Income/(Loss)						(92,168)	(92,168)

Balance, April 30, 2013	-	$-	50,000,000	1,542,793	$2,058	$(1,544,851)	$-

Cayenne Entertainment, Inc.
(An Exploration Stage Company)

Audited Statements of Cash Flows

			April 9, 1998
	Year Ended		(Inception) to
	April 30,		April 30,
	2013	2012	2013
Operating Activities
Net Income/(Loss)	$(92,168)	$(92,421)	$(1,544,851)

Adjustments to reconcile Net (Loss) to cash:
Contributed Capital	-	-	1,162
Changes in Assets and Liabilities
Increase/(Decrease) in Accrued Liabilities	92,168	92,421	1,055,010
Net Cash (Used) by Operating Activities	-	-	(488,679)

Financing Activities
Proceeds from Sale of Stock	-	-	27,800
Proceeds from Notes Payable	-	-	460,879
Cash Provided by Financing Activities	-	-	488,679

Net Increase in Cash	-	-	-
Cash, Beginning of Period	-	-	-
Cash, End of Period	$-	$-	$-

Supplemental Information:
Interest Paid	$-	$-	$-
Income Taxes Paid	$-	$-	$-

Non-Cash Activities:
Contributed Capital	$-	$-	$1,162
Common Stock issued to settle debt	$1,515,889	$-	$1,515,889

The accompanying notes are an integral part of these statements

Cayenne Entertainment, Inc.
Subsequently known as United Helium Incorporated
(An Exploration Stage Company)
NOTES TO AUDITED FINANCIAL STATEMENTS
(April 30, 2013 and 2012)

NOTE 1.                      GENERAL ORGANIZATION AND BUSINESS

Cayenne Entertainment, Inc. (Cayenne or the Company), was organized in the state of Colorado on April 9, 1998 under the name of Boeing Run, Incorporated to engage in any lawful corporate undertaking.  On March 28, 2001, the Company merged with Cayenne Entertainment, Inc. organized in the state of Nevada on November 13, 2000 and changed its name to Cayenne Entertainment, Inc. with the Colorado company being the legal survivor.

On April 6, 2001 four private Arizona entertainment corporations were merged into the Company: Cayenne Records, Inc. organized on January 20, 1999, Sunbird Records, Inc. organized on June 7, 2000, Butter Dream Music, Inc. organized on December 21, 2000 and Red Truck Productions, Inc. organized on December 12, 2000.

As a result of events beginning September 11, 2001 the company discontinued operations and remained dormant.  Because the Company failed to make the required filings with the SEC after its form 10-QSB for the period ended January 31, 2001 the SEC, on October 31, 2012, ordered that the Company bring its filings current or withdraw its registration.  Accordingly, with the Company’s offer and consent, on November 28, 2012 its registration with the SEC was revoked.  The Company is now in the process of reestablishing itself.  Subsequent to the year end of April 30, 2013 the Company changed its name to United Helium, Incorporated.

NOTE 2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statement Presentation

The balance sheet presentation herein includes all assets and liabilities at historical cost.  The Company is in the development stage and has issued stock for the acquisition of various entertainment and recording companies the Company capitalized those costs at the fair market value of the stock issued at the date of acquisition.  The Company has on occasion issued shares of its common stock in exchange for certain services from the Company’s Officers & Directors, business consultants and vendors.  The stock has been issued at the fair-valued-based method.  The cost of these services has been expensed in the period when the services were performed.  No costs of services that were paid with stock have been capitalized.

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Fiscal Year

The Company operates on a April 30 fiscal year end.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Revenue Recognition

Revenues from services are recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable, services have been rendered, payment has been contractually earned and it is reasonably assured that the related receivable or unbilled revenue is collectable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. Fair value of financial instruments is the amount at which the instruments could be exchanged in a current transaction between willing parties. The Company considers the carrying amounts of cash, certificates of deposit, accounts receivable, accounts payable, notes payable, related party and other payables, customer deposits, and short term loans approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. The Company considers the carrying amount of notes payable to approximate their fair values based on the interest rates of the instruments and the current market rate of interest.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods reported.

Loss per Share

The Company reports loss per share using a dual presentation of basic and diluted loss per share.  As of April 30, 2013, there were no common stock equivalents.

Stock Based Compensation

The Company has on occasion issued equity and equity linked instruments to non-employees in lieu of cash to various vendors for the receipt of goods and services and, in certain circumstances the settlement of short-term loan arrangements.    The applicable GAAP establishes that share-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

NOTE 3.                      GOING CONCERN

From April 9, 1998 (inception) through April 30, 2013, the Company raised initial working capital through the sale of common stock borrowings. The Company's ability to continue as a going concern is dependent upon raising additional capital and achieving profitable operations through the consummation of a business combination with an operating entity. There is no assurance that the Company will be successful in its efforts to complete a business combination, raise additional working capital, or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As a result of events beginning September 11, 2001 the company discontinued operations and remained dormant.  Because the Company failed to make the required filings with the SEC after its form 10-QSB for the period ended January 31, 2001 the SEC, on October 31, 2012, ordered that the Company bring its filings current or withdraw its registration.  Accordingly, with the Company’s offer and consent, on November 28, 2012 its registration with the SEC was revoked.  The Company is now in the process of reestablishing itself.

NOTE 4.                      STOCKHOLDERS’ EQUITY

Common Stock

On April 30, 2001 the Company increased is authorization to issue common stock from 20,000,000 no par value common shares to 50,000,000 no par value common shares.

On April 30, 1998, the Company issued 1,000,000 no par value common shares to its founder for payment of $500 organizational costs.

On July 1, 1998, the Company issued 230,000 no par value common shares in a private offering at $0.01.

On April 6, 2001 four private Arizona entertainment corporations were merged into the Company through the exchange of stock.  The merged companies were Cayenne Records, Inc. organized on January 20, 1999 with its shareholders receiving 9,256,500 Company shares in exchange for 100% of its 18,513,000 shares outstanding; Sunbird Records, Inc. organized on June 7, 2000 with its shareholders receiving 2,000 Company shares in exchange for 100% of its 4,000 outstanding shares; Butter Dream Music, Inc. organized on December 21, 2000 with its shareholders receiving 500 Company shares for 100% of its 1,000 outstanding shares and Red Truck Productions, Inc. organized on December 12, 2000 with its shareholders receiving 500 Company shares in exchange for 100% of its 1,000 shares outstanding. The merger transactions also included the issuance of 1,087,000 common shares in exchange for various services, employee incentives and musical artist signing incentives.

On April 30, 2013 as part of its reorganization the Company it issued 38,423,500 common shares to settle $1,515,889 in notes payable and accrued interest.

NOTE 5.                      NOTES PAYABLE

On November 21, 2001 the Company with the lenders approval consolidated various loans made to the Company and its affiliates during 2001 in the aggregate amount of $460,879.30 secured by assets including stock and rights and title to various recording and production intangible assets.  The Company agreed to pay 20% simple interest.  The Company accrued the interest from the date of consolidation November 21, 2001 to April 30, 2012.  As part of its reorganization the Company, on April 30, 2013 agreed with the note holder and assignees to issue 38,428,500 common shares to settle $1,515,889 debt and accrued interest.  The Outstanding amount at the report dates follows:

	Balance	Balance
Description	30-Apr-2013	30-Apr-2012
Notes Payable:
One 20% secured note
Dated November 21, 2001
Principal:	$-	$460,879
Plus: Accumulated Interest	-	962,842
Total Notes Payable	$-	$1,423,721

NOTE 6.                      PROVISION FOR INCOME TAXES

The Company provides for income taxes under ASC 740 “Income Taxes” which requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

For the years ended April 30, 2013 and 2012, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded.  In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At April 30, 2013 and 2012, the Company had approximately $1,515,889 and $1,423,721 respectively of federal and state net operating losses.  The net operating loss carryforwards, if not utilized, will begin to expire in 2018. The provision for income taxes consisted of the following components for the years ended April 30, 2013 and 2012:

Components of net deferred tax assets, including a valuation allowance, are as follows at April 30, 2013 and 2012:

	At	At
	April 30,	April 30,
	2013	2012
Deferred tax assets:
Net operating loss carryforwards	$540,698	$476,092
Valuation allowance	(540,698)	(476,092)

Total deferred tax assets	$-	$-

The valuation allowance for deferred tax assets as of April 30, 2013 and 2012 was $540,698 and $476,092, respectively.  In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  As a result, management determined it was more likely than not the deferred tax assets would not be realized as of April 30, 2013 and 2012, and recorded a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate is as follows at April 30:

2013 & 2012
Federal statutory rate	-35.00%
State taxes, net of federal benefit	0.00%
Change in valuation allowance	35.00%
Effective tax rate	0.00%

NOTE  7.                       REORGANIZATION

Certain individuals and organizations along with documents and accounting records were destroyed in the attack in New York City on September 11, 2001 resulting in the discontinuance of Company Operations.  These financial records reflect the elimination of assets against associated liabilities outstanding at the time.  As part of the reorganization on April 30, 2013 the Company agreed to issue 38,423,500 common shares to settle its outstanding notes payable and accrued interest of $1,515,889.

NOTE  8.                       SUBSEQUENT EVENTS

On June 3, 2013 the Company changed its name from Cayenne Entertainment, Inc. to United Helium, Incorporated.

On July 8, 2013, the Company entered into Lease agreement with Mesquite Energy Partners LLC to receive an 80% working interest with a net revenue interest of 64.6% for all oil, gas, casing head gas and other hydrocarbon substances produced from the aggregate of approximately 4,554 acres known as the Pinta Dome lease numbers 13-114790 and 13-114485 in Apache County, Arizona.

On July 8, 2013, the Company entered into Lease agreement with Mesquite Energy Partners LLC to receive an 80% working interest with a net revenue interest of 64.6% for all oil, gas, casing head gas and other hydrocarbon substances produced from aggregate of approximately 1,935 acres known as the Navajo Anticline lease numbers 13-1170680 and 13-116438 in Apache County, Arizona.

On July 12, 2013 the Company increased is authorization with the State of Colorado to issue common stock from 50,000,000 no par value common shares to 250,000,000 no par value common shares.

On August 5, 2013 the Company issued 5,000,000 common shares as employment bonus to four corporate officers at $0.0001 per share.

On September 24, 2013, the Company entered into Lease agreement with Mesquite Energy Partners LLC to receive an 87.5% working interest with a net revenue interest of 70% for all oil, gas, casing head gas and other hydrocarbon substances produced from aggregate of approximately 26,560 acres on various sections of private property in Holbrook Central in Apache County, AZ.

On September 12, 2013 the Company issued 60,000,000 common shares at $0.0001 per share or $6,000 to acquire hydrocarbon leases on 8,825 acres in the Holbrook North formation which include the above Pinta Dome and Navajo Anticline leases.

On October 2, 2013, the Company entered into Lease agreement with Mesquite Energy Partners LLC to receive an 87.5% working interest with a net revenue interest of 76.56% for all oil, gas, casing head gas and other hydrocarbon substances produced from approximately 2,336 acres known as Holbrook Central lease number 13-117191 in Apache County, Arizona.

During the month of October 2013 the Company received $39,000 for the private placement issuance of 78,000 common shares of stock at $0.50 per share.

United Helium, Incorporated
Formerly Cayenne Entertainment, Inc.
(An Exploration Stage Company)

Balance Sheets

	October 31,	April 30,
	2013	2013
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$18,037	$-
Total Current Assets	18,037	-
Oil, gas and helium properties	6,000	-
Total Assets	$24,037	$-

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accrued Liabilities	$-	$-
Operational Loans	4,350	-
Total Liabilities	4,350	-

Stockholders' Equity
Preferred Stock, authorized
5,000,000 shares, no par value,
issued and outstanding on
July 31, 2013 and April 30, 2013
is zero shares respectively	-	-

Common Stock, authorized
50,000,000 shares, no par value,
issued and outstanding on
October 31, 2013 and April 30, 2013 is
115,078,000 and 11,576,500 shares
respectively	1,588,293	1,542,793

Additional Paid in Capital	2,058	2,058
Deficit Accumulated During the
Development Stage	(1,570,664)	(1,544,851)
Total Stockholders' Equity	19,687	-
Total Liabilities and Stockholders' Equity	$24,037	$-

The accompanying notes are an integral part of these statements

United Helium, Incorporated
Formerly Cayenne Entertainment, Inc.
(An Exploration Stage Company)

Statements of Operations
(Unaudited)

					April 9, 1998
	Six Months Ended		Three Months Ended		(Inception) to
	October 31,		October 31,		October 31,
	2013	2012	2013	2012	2013
Income	$-	$-	$-	$-	$-

Operating Expenses
General and Administrative	2,488	-	2,488	-	486,616
Professional Fees	23,325	-	23,325	-	29,038
Total Expenses	25,813	-	25,813	-	515,654
Net Loss from Operations	(25,813)	-	(25,813)	-	(515,654)

Other Income and (Expenses)
Interest Expense	-	(46,463)	-	(23,231)	(1,055,010)
Net Loss before Income Tax	(25,813)	(46,463)	(25,813)	(23,231)	(1,570,664)
Income Tax	-	-	-	-	-
Net Income/(Loss)	$(25,813)	$(46,463)	$(25,813)	$(23,231)	$(1,570,664)

Basic and Diluted
(Loss) per Share	$-	$-	$-	$-

Weighted Average
Number of Shares	68,346,163	11,576,500	68,346,163	11,576,500

The accompanying notes are an integral part of these notes

United Helium, Incorporated
Formerly Cayenne Entertainment, Inc.
(An Exploration Stage Company)

Statement of Stockholders' Equity
(Unaudited)

April 9, 1998 (Inception) to October 31, 2013

	Preferred Stock		Common Stock		Paid in	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, April 30, 2010	-	$-	11,576,500	$26,904	$2,058	$(1,268,094)	$(1,239,132)

Net Income/(Loss)						(92,168)	(92,168)

Balance, April 30, 2011	-	-	11,576,500	26,904	2,058	(1,360,262)	(1,331,300)

Net Income/(Loss)						(92,421)	(92,421)

Balance, April 30, 2012	-	-	11,576,500	26,904	2,058	(1,452,683)	(1,423,721)

Common shares to settle debt			38,423,500	1,515,889			1,515,889

Net Income/(Loss)						(92,168)	(92,168)

Balance, April 30, 2013	-	-	50,000,000	$1,542,793	$2,058	$(1,544,851)	$-

Common stock issued for compensation			5,000,000	500			500

Common stock issued for asset purchase			60,000,000	6,000			6,000

Common shares issued for cash			78,000	39,000			39,000

Net Income/(Loss)						(25,813)	(25,813)

Balance, October 31, 2013	-	$-	115,078,000	$1,588,293	$2,058	$(1,570,664)	$19,687

The accompanying notes are an integral part of these statements

United Helium, Incorporated
Formerly Cayenne Entertainment, Inc.
(An Exploration Stage Company)
Statements of Cash Flows
(Unaudited)
					April 9, 1998
	Six Months Ended		Three Months Ended		(Inception) to
	October 31,		October 31,		October 31,
	2013	2012	2013	2012	2013
Operating Activities
Net Income/(Loss)	$(25,813)	$(46,463)	$(25,813)	$(23,231)	$(1,570,664)

Adjustments to reconcile Net (Loss) to cash:
Contributed Capital	-	-	-	-	1,162
Stock issued for compensation	500	-	500	-	500
Changes in Assets and Liabilities
Increase/(Decrease) in Accrued Liabilities	-	46,463	-	23,231	1,055,010

Net Cash (Used) by Operating Activities	(25,313)	-	(25,313)	-	(513,992)

Financing Activities
Proceeds from Sale of Stock	39,000	-	39,000	-	66,800
Proceeds from Loans	4,350	-	3,350	-	465,229

Cash Provided by Financing Activities	43,350	-	42,350	-	532,029

Net Increase in Cash	18,037	-	17,037	-	18,037

Cash, Beginning of Period	-	-	1,000	-	-

Cash, End of Period	$18,037	$-	$18,037	$-	$18,037

Supplemental Information:
Interest Paid	$-	$-	$-	$-	$-
Income Taxes Paid	$-	$-	$-	$-	$-

Non-Cash Activities:
Contributed Capital	$-	$-	$-	$-	$1,162
Common Stock issued to acquire assets	$6,000	$-	$6,000	$-	$6,000
Common Stock issued to settle debt	$-	$-	$-	$-	$1,515,889
Common Stock issued for compensation	$500	$-	$500	$-	$500

The accompanying notes are an integral part of these statements

United Helium, Incorporated
Formerly Cayenne Entertainment, Inc.
(An Exploration Stage Company)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(October 31, 2013 and April 30, 2013)

NOTE 1.                      GENERAL ORGANIZATION AND BUSINESS

United Helium, Incorporated (The Company) was organized in the state of Colorado on April 9, 1998 under the name of Boeing Run, Incorporated to engage in any lawful corporate undertaking.  On March 28, 2001, the Company merged with Cayenne Entertainment, Inc. organized in the state of Nevada on November 13, 2000 and changed its name to Cayenne Entertainment, Inc. with the Colorado company being the legal survivor then on June 3, 2013 the Company was renamed to United Helium, Incorporated.

On April 6, 2001 four private Arizona entertainment corporations were merged into the Company: Cayenne Records, Inc. organized on January 20, 1999, Sunbird Records, Inc. organized on June 7, 2000, Butter Dream Music, Inc. organized on December 21, 2000 and Red Truck Productions, Inc. organized on December 12, 2000.

As a result of events beginning September 11, 2001 the company discontinued operations and remained dormant.  Because the Company failed to make the required filings with the SEC after its form 10-QSB for the period ended January 31, 2001 the SEC, on October 31, 2012, ordered that the Company to bring its filings current or withdraw its registration.  Accordingly, with the Company’s offer and consent, on November 28, 2012 its registration with the SEC was revoked.  The Company is now in the process of reestablishing itself.

With the acquisition of various hydrocarbon properties the Company is in the business to acquire, explore and develop the production of helium and other hydrocarbon substances and is in the exploration stage.

NOTE 2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statement Presentation

The balance sheet presentation herein includes all assets and liabilities at historical cost.  The Company is in the development stage and has issued stock for the acquisition of various entertainment and recording companies the Company capitalized those costs at the fair market value of the stock issued at the date of acquisition.  The Company has on occasion issued shares of its common stock in exchange for certain services from the Company’s Officers and Directors, business consultants and vendors.  The stock has been issued at the fair-valued-based method.  The cost of these services has been expensed in the period when the services were performed.  No costs of services that were paid with stock have been capitalized.

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Fiscal Year

The Company operates on a April 30 fiscal year end.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Revenue Recognition

Revenues from services are recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable, services have been rendered, payment has been contractually earned and it is reasonably assured that the related receivable or unbilled revenue is collectable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. Fair value of financial instruments is the amount at which the instruments could be exchanged in a current transaction between willing parties. The Company considers the carrying amounts of cash, certificates of deposit, accounts receivable, accounts payable, notes payable, related party and other payables, customer deposits, and short term loans approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. The Company considers the carrying amount of notes payable to approximate their fair values based on the interest rates of the instruments and the current market rate of interest.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods reported.

Loss per Share

The Company reports loss per share using a dual presentation of basic and diluted loss per share.  As of October 31, 2013, there were no common stock equivalents.

Stock Based Compensation

The Company has on occasion issued equity and equity linked instruments to non-employees in lieu of cash to various vendors for the receipt of goods and services and, in certain circumstances the settlement of short-term loan arrangements.    The applicable GAAP establishes that share-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Exploration Stage Company

The Company complies with Accounting Standards Codification (ASC) Topic 915 for its characterization of the Company as exploration stage.

The Company is subject to several categories of risk associated with its development stage activities.  Mineral exploration and production is a speculative business, and involves a high degree of risk.  Among the factors that have a direct bearing on the Company’s prospects are uncertainties inherent in estimating mineral deposits, future mining production, and cash flows, particularly with respect to properties that have not been fully proven with economic mineral reserves; access to additional capital; changes in the price of the underlying commodity; availability and cost of services and equipment; and the presence of competitors with greater financial resources and capacity.

Hydrocarbon Property Costs

Oil, gas, casing head gas and other hydrocarbon substances property exploration costs are expensed as incurred.  Hydrocarbon property acquisition costs are initially capitalized when incurred.  The Company assesses the carrying costs for impairment at each fiscal year end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate.  Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed.  Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.  Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

Asset Retirement Obligation

The Company records asset retirement obligations as a liability in the period in which a legal obligation associated with the retirement of tangible long-lived assets result from the acquisition, construction, development and/or normal use of the assets.  At October 31, 2013the Company had not undertaken any drilling activity on its properties and had not incurred significant reclamation obligations. Consequently no asset retirement obligation was accrued in the October 31, 2013 and April 30, 2013 financial statements.

NOTE 3.                      GOING CONCERN

From April 9, 1998 (inception) through July 31, 2013, the Company raised initial working capital through the sale of common stock and borrowings. The Company's ability to continue as a going concern is dependent upon raising additional capital and achieving profitable operations through the consummation of a business combination with an operating entity. There is no assurance that the Company will be successful in its efforts to complete a business combination, raise additional working capital, or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As a result of events beginning September 11, 2001 the company discontinued operations and remained dormant.  Because the Company failed to make the required filings with the SEC after its form 10-QSB for the period ended January 31, 2001 the SEC, on October 31, 2012, ordered that the Company bring its filings current or withdraw its registration.  Accordingly, with the Company’s offer and consent, on November 28, 2012 its registration with the SEC was revoked.  The Company is now in the process of reestablishing itself.

Management plans to seek funding from its shareholders and other qualified investors to pursue its business plan of developing production of helium and other hydrocarbon substances.  As of the date of these statements the Company has acquired working interest of 80% to 87.5% for the production of oil, gas, helium and other hydrocarbon substance on over 35,300 acres.

NOTE 4.                      STOCKHOLDERS’ EQUITY

Common Stock

On July 12, 2013 the Company increased is authorization with the State of Colorado to issue common stock from 50,000,000 no par value common shares to 250,000,000 no par value common shares.

On April 30, 1998, the Company issued 1,000,000 no par value common shares to its founder for payment of $500 organizational costs.

On July 1, 1998, the Company issued 230,000 no par value common shares in a private offering at $0.01.

On April 6, 2001 four private Arizona entertainment corporations were merged into the Company through the exchange of stock.  The merged companies were Cayenne Records, Inc. organized on January 20, 1999 with its shareholders receiving 9,256,500 Company shares in exchange for 100% of its 18,513,000 shares outstanding; Sunbird Records, Inc. organized on June 7, 2000 with its shareholders receiving 2,000 Company shares in exchange for 100% of its 4,000 outstanding shares; Butter Dream Music, Inc. organized on December 21, 2000 with its shareholders receiving 500 Company shares for 100% of its 1,000 outstanding shares and Red Truck Productions, Inc. organized on December 12, 2000 with its shareholders receiving 500 Company shares in exchange for 100% of its 1,000 shares outstanding. The merger transactions also included the issuance of 1,087,000 common shares in exchange for various services, employee incentives and musical artist signing incentives.

On April 30, 2013 as part of its reorganization the Company it issued 38,423,500 common shares to settle $1,515,889 in notes payable and accrued interest.

On August 5, 2013 the Company issued 5,000,000 common shares as employment bonus to four corporate officers at $0.0001 per share.

On September 12, 2013 the Company issued 60,000,000 common shares at $0.0001 per share or $6,000 to acquire hydrocarbon leases on 8,825 acres in the Holbrook North formation which include the above Pinta Dome and Navajo Anticline leases.

During the month of October 2013 the Company received $39,000 for the private placement issuance of 78,000 common shares of stock at $0.50 per share.

Preferred Stock

On July 12, 2013 the is authorized 5,000,000 shares of non-voting preferred stock at no par value and at the date of this report an zero preferred shares issued and outstanding.

NOTE 5.                      ACQUSITION OF MINERAL PROPERTIES

On July 8, 2013, the Company entered into a Lease agreement with Mesquite Energy Partners LLC to receive an 80% working interest with a net revenue interest of 64.6% for all oil, gas, casing head gas and other hydrocarbon substances produced from the aggregate of approximately 4,554 acres known as the Pinta Dome lease numbers 13-114790 and 13-114485 and approximately 1,935 acres known as the Navajo Anticline lease numbers 13-1170680 and 13-116438 in Apache County, Arizona.  The Company issued 60,000,000 common shares at $0.0001 per share or $6,000 for the acquisition.

On September 24, 2013, the Company entered into a Lease agreement with Mesquite Energy Partners LLC to receive an 87.5% working interest with a net revenue interest of 70% for all oil, gas, casing head gas and other hydrocarbon substances produced from aggregate of approximately 26,560 acres on various sections of private property in Holbrook Central in Apache County, AZ.

On October 2, 2013, the Company entered into a Lease agreement with Mesquite Energy Partners LLC to receive an 87.5% working interest with a net revenue interest of 76.56% for all oil, gas, casing head gas and other hydrocarbon substances produced from approximately 2,336 acres known as Holbrook Central lease number 13-117191 in Apache County, Arizona.

NOTE 6.                      NOTES PAYABLE

On November 21, 2001 the Company with the lenders approval consolidated various loans made to the Company and its affiliates during 2001 in the aggregate amount of $460,879.30 secured by assets including stock and rights and title to various recording and production intangible assets.  The Company agreed to pay 20% simple interest.  The Company accrued the interest from the date of consolidation November 21, 2001 to April 30, 2012.  As part of its reorganization the Company, on April 30, 2013 agreed with the note holder and assignees to issue 38,428,500 common shares to settle $1,515,889 debt and accrued interest.  The Outstanding amount at the report dates follows:

	Balance	Balance
Description	31-Oct-2013	30-Apr-2012
Notes Payable:
One 20% secured note
Dated November 21, 2001
Principal:	$460,879	$460,879
Plus: Accumulated Interest	1,055,010	962,842
Less: Stock Conversion	(1,515,889)	-
Total Notes Payable	$-	$1,423,721

NOTE 7.                      PROVISION FOR INCOME TAXES

The Company provides for income taxes under ASC 740 “Income Taxes” which requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

For the six months ended October 31, 2013 and the year ended April 30, 2013, the Company incurred net operating losses, accordingly no provision for income taxes has been recorded.  In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At October 31, 2013 and April 30, 2013, the Company had approximately $1,570,664 and $1,544,851 respectively of federal and state net operating losses.  The net operating loss carryforwards, if not utilized, will begin to expire in 2018.

Components of net deferred tax assets, including a valuation allowance, are as follows at October 31, 2013 and April 30, 2013:
	At October 31,	At April 30,
	2013	2013
Deferred tax assets:
Net operating loss carryforwards	$549,732	$540,698
Valuation allowance	(549,732)	(540,698)
Total deferred tax assets	$-	$-

The valuation allowance for deferred tax assets as of October 31, 2013 and April 30, 2013 was $549,732 and $540,698, respectively.  In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  As a result, management determined it was more likely than not the deferred tax assets would not be realized as of October 31, 2013 and April 30, 2013, and recorded a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate is as follows at April 30:

2013 & 2012
Federal statutory rate	-35.00%
State taxes, net of federal benefit	0.00%
Change in valuation allowance	35.00%
Effective tax rate	0.00%

NOTE 8.                       REORGANIZATION

Certain individuals and organizations along with documents and accounting records were destroyed in the attack in New York City on September 11, 2001 resulting in the discontinuance of Company Operations.  These financial records reflect the elimination of assets against associated liabilities outstanding at the time.  As part of the reorganization on April 30, 2013 the Company agreed to issue 38,423,500 common shares to settle its outstanding notes payable and accrued interest of $1,515,889.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Security Holders. All of the amounts shown are estimates, except for the SEC registration fee.

Securities and Exchange Commission registration fee	$7,661.12
Printing Fees	$1,000
Accounting fees and expenses	$7,500
Legal fees and expenses	$27,500
TOTAL	$43,661.12

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 7-109-102 of the Business Corporation Act of the State of Colorado provides that a Colorado corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents, against expenses incurred in any action, suit or proceeding.  The Articles of Incorporation and the By-Laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the Business Corporation Act of the State of Colorado.

The Business Corporation Act of the State of Colorado provides that articles of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

(i)	for any breach of the director's duty of loyalty to the corporation or its stockholders;

(ii)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	under Section 7-106-401 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Business Corporation Act of the State of Colorado; or

(iv)	for any transaction from which the director derived an improper personal benefit.

The Company's Articles of Incorporation contain such a provision.

As to indemnification for liabilities arising under the Securities Act of 1933 for a director, officer and/or person controlling United Helium, Incorporated, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On April 30, 2013 as part of its reorganization the Company it issued 38,423,500 common shares to settle $1,515,889 in notes payable and accrued interest.

On August 5, 2013 the Company issued 5,000,000 common shares as employment bonus to four corporate officers at $0.0001 per share.

On September 12, 2013 the Company issued 60,000,000 common shares at $0.0001 per share or $6,000 to acquire hydrocarbon leases on 8,825 acres in the Holbrook North formation which include the above Pinta Dome and Navajo Anticline leases.

During the month of October 2013 the Company received $39,000 for the private placement issuance of 78,000 common shares of stock at $0.50 per share.

ITEM 16.  EXHIBITS

Exhibit Number	Description of Exhibits

3.1	Articles of Incorporation	Filed herewith
3.2	Articles of Amendment	Filed herewith
3.3	Articles of Amendment	Filed herewith
3.4	Articles of Amendment	Filed herewith
3.5	Articles of Amendment	Filed herewith
3.6	Articles of Amendment	Filed herewith
3.7	Articles of Amendment	Filed herewith
3.8	Amended and Restated Bylaws	Filed herewith
5.1	Attorney’s Opinion and Consent	Filed herewith
23.1	Consent of Independent Auditor	Filed herewith

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

b)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and,

c)	Include any additional or changed material information on the plan of distribution.

2)
That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby which remain unsold at the termination of the offering.

4)
For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

c)
The portion of any other free writing prospectus relating to the  offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the  undersigned registrant; and,

d)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officer, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officer, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424 (b) (1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix state of Arizona, on December 13, 2013.

UNITED HELIUM, INCORPORATED

By: /s/ Raymond S. Hobbs
Raymond S. Hobbs
Chief Executive Officer

POWER OF ATTORNEY

Known All Persons By These Present, that each person whose signature appears below appoints Mr. Raymond S. Hobbs as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, to sign any amendment (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he may do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of his/her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Peter Trimarco	President and Director	December 13, 2013
Peter Trimarco

/s/ Gordon E. Dudley	Secretary and Director	December 13, 2013
Gordon E. Dudley

/s/ Gordon Leblanc, Jr.	Director	December 13, 2013
Gordon Leblanc, Jr.